Exhibit 10.46

Prepared by/Return to:

Kolleen Cobb, Esq.	DOC# 20150656115 B: 11030 P: 3696
Florida East Coast Industries, LLC	12/18/2015 03:17:50 PM Page 1 of 76
2855 S. LeJeune Road, 4th Floor	Rec Fee: $647.50
Coral Gables Florida 33134	Deed Doc Tax: $1,484.00
DOR Admin Fee: $0.00
Intangible Tax: $0.00
Mortgage Stamp: $0.00
Martha O. Haynie, Comptroller
Orange County, FL
PU – Ret To: MATEER & HARBERT PP.
[ILLEGIBLE]

CENTRAL FLORIDA EXPRESSWAY AUTHORITY
RAIL LINE EASEMENT

THIS RAIL LINE EASEMENT (this “Easement” or “Agreement”) is made effective as of December 17, 2015, by and between the CENTRAL FLORIDA EXPRESSWAY AUTHORITY, a body corporate and politic existing pursuant to Chapter 348, Florida Statutes (the “Authority”) and ALL ABOARD FLORIDA - OPERATIONS LLC, a Delaware limited liability company (“AAF” and collectively with the Authority referred to as the “Parties”).

RECITALS

WHEREAS, the Authority was created in 1963 by Chapter 348 Florida Statutes for the purpose of construction and operation of expressways and appurtenant facilities known as the Central Florida Expressway System with the Authority having such other purposes and powers as are set forth in Section 348.754, Florida Statutes (“F.S.”) subject to bond covenants of the Authority and the provisions of the Lease-Purchase Agreement dated December 23, 1985, as amended (the “LPA”) between the Authority and the State of Florida, Department of Transportation (the “Department”);

WHEREAS, on October 3, 2012, the Department advertised a Request for Proposals jointly by the Department and the Authority (the “RFP”) for the State Road 528 right-of-way owned by the Department and the Authority for the purposes of constructing and operating an intercity passenger rail service between Orlando and Miami and the sole proposal, which was submitted by AAF, was determined to be responsive to the RFP;

WHEREAS, since the issuance of the RFP, the Authority has acquired additional land that was not contemplated in the RFP;

WHEREAS, the Authority is now the owner of the real property more particularly described on Exhibit “A”, attached to this Agreement and incorporated herein by this reference (the “Overall Property”);

WHEREAS, the Authority is willing to grant AAF easement rights on, over, under, through and across the specified portion of the Overall Property known as the Property (as defined below) for the purpose of constructing and operating Intercity Passenger Rail Service (as defined below), subject to the Authority’s rights reserved in this Agreement and the terms and conditions of this Agreement;

WHEREAS, the Intercity Passenger Railroad Service to be operated on the Property by AAF, a railroad company, will be a common carrier service and system, open to the public for transportation-related purposes, shall be part of the public roadway to be used for transportation purposes and shall create a high speed rail system that fulfills an essential public purpose.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged, the Parties hereto covenant and agree as follows:

1.             RECITALS. The foregoing recitals are true and correct and incorporated herein by this reference.

2.             GRANT OF EASEMENT; DESCRIPTION OF PROPERTY.

a.
Upon the terms and conditions of this Agreement, the Authority does hereby grant to AAF the rights, privileges and easements on, over, under, through and across all of the real property more particularly described in Exhibit “B”, attached to this Agreement and incorporated herein by this reference (the “Property”) for the purpose of constructing and operating Intercity Passenger Rail Service (the “Easement”). The Authority hereby agrees that it has not reserved for itself or for others, and that it shall not grant to any person or entity, any rights to construct or operate Intercity Passenger Rail Service on the Property, which rights shall be exclusive to AAF during the Term (as hereinafter defined). This Easement grants to AAF the rights to access (including, without limitation, for ingress and egress), install, place, construct, use, operate, maintain, alter, repair, renew, replace and/or remove Intercity Passenger Rail Improvements in, through, across, over, under and upon the Property; provided, however, that such rights, privileges and easements shall be subject to the terms and conditions of this Agreement, including, without limitation, the terms of Section 5 below as well as the reservations expressly set forth in Section 6 below and, provided further, that the exercise of any rights reserved by or through the Authority with respect to the Property shall be subject to the terms and conditions of this Agreement, including Section 6 below, such that the exercise thereof shall be conducted in a reasonable manner so as to minimize interference with AAF’s use and enjoyment of the Property and the safe and reliable operation of the Project and not affect AAF’s use and operation of the Intercity Passenger Rail Service or the Project in any material respect (with it being understood that it is material for AAF to be able to operate and maintain the Project in a safe manner in order to deliver uninterrupted service to Project Passengers).

“Intercity Passenger Rail Service” means passenger rail service whose ridership consists of passengers traveling between two or more metropolitan areas, and includes any and all uses and purposes incidental to passenger railroad operations, including without limitation, installing, placing, constructing, occupying, using, operating, altering, maintaining, repairing, renewing and replacing Intercity Passenger Rail Improvements that are reasonably necessary or legally required in connection with the provision of passenger railroad service, operating trains, cars, locomotives and other rail equipment for the movement of such intercity passengers (including excursion and special passenger train service) and the provision of any and all on-board activities that are incidental and related to the transportation of passengers. Notwithstanding the foregoing or anything to the contrary contained herein, the Parties acknowledge and agree that (a) those certain uses ancillary and incidental in the operation of the Project and/or for the benefit of its crew and Project Passengers included within Intercity Passenger Rail Service shall be those more specifically identified and described in Section 30 herein and in Exhibit “C” attached hereto and incorporated in this Agreement and (b) the right to conduct ancillary and incidental uses shall not be construed as authorizing AAF to (i) install, operate, or maintain any billboards or other signage on the Property (with the exception of signage or advertisements as described in Exhibit “C” hereto) or (ii) install, operate, or maintain utilities, telecommunications or other infrastructure for AAF to lease or resell for the provision of services to third parties who are not Project Passengers or AAF’s Project crew or contractors/vendors engaged in the construction, operation, or maintenance of the Project (with it being understood and agreed that the right to conduct ancillary and incidental uses shall authorize AAF to install, operate, or maintain utilities, telecommunications or other infrastructure that AAF may lease, resell or make available for the provision of services to Project Passengers and/or AAF’s Project crew or contractors/vendors while engaged in the construction, operation, or maintenance of the Project). The Parties acknowledge and agree that Intercity Passenger Rail Service is initially contemplated between Orlando and Miami with stops in Ft. Lauderdale and West Palm Beach, and that such Intercity Passenger Rail Service might eventually include additional stops between the Orlando and Miami destinations and/or might be expanded to other destinations beyond the current destinations, but that the addition of certain stops are subject to and as permitted in Section 5 of this Agreement.

“Intercity Passenger Rail Improvements” means all tracks, rails, railbeds, ties, ballast, access ways, switches, rail crossovers, utilities, signals and communication facilities, drainage facilities and any other improvements necessary to provide Intercity Passenger Rail Service within the Property, as well as incidental equipment related thereto to provide on-board services for the benefit of on-board rail passengers, such as telecommunication equipment to provide continuous Wi-Fi and cellular access for the benefit of on-board rail passengers. Further, the term Intercity Passenger Rail Improvements includes all cables, conduits, wires, antennae, pipes, low-mass poles for positive train control systems, culverts, equipment, fixtures and apparatus which may be or is proposed to be located on, over or under the Property necessary to provide Intercity Passenger Rail Service. Notwithstanding the foregoing or anything to the contrary contained herein, the Parties acknowledge and agree that the right to install incidental equipment shall not be construed as authorizing AAF to (i) install, operate, or maintain any billboards or other signage on the Property (with the exception of signage or advertisements as described in Exhibit “C” hereto) or (ii) install, operate, or maintain utilities, telecommunications or other infrastructure for AAF to lease or resell for the provision of services to third parties who are not Project Passengers or AAF’s Project crew or contractors/vendors engaged in the construction, operation, or maintenance of the Project (with it being understood and agreed that the right to conduct ancillary and incidental uses shall authorize AAF to install, operate, or maintain utilities, telecommunications or other infrastructure that AAF may lease, resell or make available for the provision of services to Project Passengers and/or AAF’s Project crew or contractors/vendors while engaged in the construction, operation, or maintenance of the Project).

The description of the Property provided in Exhibit “B” together with the Slope Property (as such term is defined below), and the use of the Maintenance Access Ways and Ponds (as such terms are hereinafter defined) is expected to provide AAF with sufficient property to construct, operate, and maintain those portions of the Project (as defined below) that are located within the Overall Property. The Parties acknowledge that final design and construction of the Project may require adjustment of the description of the Property, the Slope Property, and/or the Ponds and agree to amend the description to reflect the actual portions of the Overall Property to which easements rights are granted to AAF under this Agreement. Upon completion of construction of the Project and provision of the survey required under Subsection 8.f.xix of this Agreement, AAF and the Authority shall amend Exhibit “B” to accurately describe the Property. This agreement to adjust the description of the Property is intended to provide a mechanism to allow for shifts in the Project alignment based on conditions on the ground as may be agreed to by the Authority and AAF, but shall not be construed to conflict with the other terms of this Agreement.

b.
Upon the terms and conditions of this Agreement, the Authority does hereby grant to AAF the license on, over, under, through and across the portion of the Overall Property more particularly described in Exhibit “E”, attached to this Agreement and incorporated herein by this reference (the “Southern Slope Property”) for the construction, installation, use, operation, maintenance, repair and improvement of slopes and embankments to support the Easement and the construction and operation of the Intercity Passenger Rail Service and the Southern Maintenance Access Way (as defined in Subsection 8a.) (collectively, the “Southern Slope Improvements”). This license grants to AAF the rights to access the Overall Property (including, without limitation, for ingress and egress), during the initial construction of AAF’s Intercity Passenger Rail Improvements, to install, place, and construct the Southern Slope Improvements, and thereafter, to access the Southern Slope Property to use, maintain, and/or repair the Southern Slope Improvements. AAF agrees that the construction, operation and maintenance of the Southern Slope Improvements shall be performed and arranged in a manner which will not unreasonably interfere with the Authority’s ability to modify or alter the Southern Slope Property to allow for the construction of any future Intermodal Rail Improvements or other proposed future uses which do not interfere with AAF’s operation of the Intercity Passenger Rail Service. The plans for such alteration or modification shall be subject to the reasonable approval of AAF and may provide for the construction of a retaining wall or other improvements to allow the continuation of AAF’s Intercity Passenger Rail Service. If the Authority constructs a retaining wall or other improvements to allow the continuation of AAF’s Intercity Passenger Rail Service without the necessity of support from the Southern Slope Property or the Southern Slope Improvements, AAF agrees upon the completion of such improvements to execute a document terminating its license set forth in this subsection 2b. AAF shall maintain the Southern Slope Improvements until such time as the Authority commences construction of future Intermodal Rail Improvements or other future uses.

c.
Upon the terms and conditions of this Agreement, the Authority does hereby grant to AAF the license on, over, under, through and across the Southern Slope Property for the construction, installation, use, operation, maintenance, repair and improvement of the Southern Maintenance Access Way for access to, across and along the Southern Slope Property in order to access the Property and to perform maintenance on AAF’s Intercity Passenger Rail Improvements, that may be located on, over, under, the Property. AAF agrees that the construction, operation and maintenance of the Southern Maintenance Access Way shall be performed and arranged in a manner which will not unreasonably interfere with the Authority’s ability to modify or alter the Southern Slope Property to allow for the construction of any future Intermodal Rail Improvements or other proposed future uses, which plans for such alteration or modification shall be subject to the reasonable approval of AAF. If the Authority’s construction of Intermodal Rail Improvements or other improvements interferes with AAF’s use of the Southern Maintenance Access Way, the Authority shall, to the extent feasible, provide AAF alternative access to the Property reasonably acceptable to the Authority and AAF taking into account any space restrictions.

d.
Upon the terms and conditions of this Agreement, the Authority does hereby grant to AAF the license on, over, under, through and across the portion of the Overall Property and certain additional lands owned by the Authority more particularly described in Exhibit “E”, attached to this Agreement and incorporated herein by this reference (the “Northern Slope Property”) for the construction and installation of slopes and embankments to support the Easement and the construction and operation of the Intercity Passenger Rail Service and the Northern Maintenance Access Way (as defined in Subsection 8a.) (collectively, the “Northern Slope Improvements”). This license grants to AAF the rights to access the Overall Property and those certain additional lands owned by the Authority (including, without limitation, for ingress and egress), during the initial construction of AAF’s Intercity Passenger Rail Improvements (including, without limitation, for ingress and egress), to install, place, and construct the Northern Slope Improvements. AAF agrees that the construction of the Northern Slope Improvements shall be performed and arranged in a manner which will not unreasonably interfere with the Authority’s ability to modify or alter the Northern Slope Property to allow for the construction of any future Intermodal Rail Improvements or other proposed future uses which do not interfere with AAF’s operation of the Intercity Passenger Rail Service. The plans for such alteration or modification shall be subject to the reasonable approval of AAF and may provide for the construction of a retaining wall or other improvements to allow the continuation of AAF’s Intercity Passenger Rail Service. If the Authority constructs a retaining wall or other improvements to allow the continuation of AAF’s Intercity Passenger Rail Service without the necessity of support from the Northern Slope Property or the Northern Slope Improvements, AAF agrees upon the completion of such improvements to execute a document terminating its license set forth in this subsection 2d. It is agreed that the Authority will maintain the Northern Slope Improvements, provided however, if the Authority fails to maintain the Northern Slope Improvements, the Authority grants AAF the license to access the Northern Slope Property to maintain and/or repair the Northern Slope Improvements, except that, after the initial construction of the Northern Slope Improvements, AAF shall be required to execute a Right of Entry Agreement with the Authority substantially similar to the form of agreement in Exhibit “F,” attached to this Agreement and incorporated herein by this reference, prior to accessing that portion of the Northern Slope Property that lies outside of the Overall Property.

e.
Upon the terms and conditions of this Agreement, the Authority does hereby grant to AAF the license on, over, under, through and across the Northern Slope Property for the construction and installation of the Northern Maintenance Access Way and, for the portions of the Northern Maintenance Access Way west and east of SR 417 as set forth in the Approved Plans (as defined in Subsection 8.d.) for access to, across and along said portions of the Northern Maintenance Access Way in order to access the Property and to perform maintenance on AAF’s Intercity Passenger Rail Improvements, including the Ponds and AAF Drainage Facilities referenced in subsection 2f. below, that may be located on, over, under, the Overall Property. If the Authority’s construction of Intermodal Rail Improvements interferes with AAF’s use of the Northern Maintenance Access Way, the Authority shall, to the extent feasible, provide AAF alternative access to the Property reasonably acceptable to AAF taking into account any space restrictions. It is agreed that the Authority will maintain the Northern Maintenance Access Way, provided however, if the Authority fails to maintain the Northern Maintenance Access Way, the Authority grants AAF the license to access the referenced portions of the Northern Maintenance Access Way to maintain, and/or repair said portions of the Northern Maintenance Access Way.

f.
Upon the terms and conditions of this Agreement, the Authority does hereby grant to AAF during the initial construction of AAF’s Intercity Passenger Rail Improvements (including, without limitation, for ingress and egress), the license on, over, under, through and across the Overall Property to install, place and construct storm water treatment swales and the related drainage facilities with respect thereto (collectively, the “Swales”), all as described in the Approved Plans, which may be located outside of the Northern Slope Property and Southern Slope Property and to convey storm water from the Property, the Southern Slope Property and the Northern Slope Property through, over and under the Southern Slope Property, the Northern Slope Property, under and across the portions of the Overall Property into other ponds or existing waterways. It is agreed that the Authority will maintain the Swales; provided however, if the Authority fails to maintain the Swales, the Authority grants AAF the license to access the Overall Property as required to maintain and/or repair the Swales. Further the Authority shall have no right to change or modify the Swales unless the Authority modifies or constructs new swales, drainage facilities or ponds to compensate for any change in the existing condition.

g.
The Southern Slope Property and the Northern Slope Property are collectively referred to as the Slope Property. The Ponds, the Slope Property and the Signal Pole Area are collectively referred to as the “Licensed Property.”

h.
Upon the terms and conditions of this Agreement, the Authority does hereby grant to AAF the license to construct, install, use, operate, maintain and repair the signal poles described in the Approved Plans (the “Signal Poles”) to be located within the area of the Northern Slope Property described on Exhibit “G” attached hereto (the “Signal Pole Area”). AAF shall have no other rights with respect to the Signal Pole Area. The Intercity Passenger Rail Improvements shall include the Signal Poles.

3.
PRESENT CONDITION. AAF acknowledges that it is accepting the Property and Licensed Property in “as-is” condition except as otherwise expressly set forth in this Agreement, without warranty of title. AAF has inspected the Property and Licensed Property to the extent desired by AAF and is satisfied with the physical condition of the Property. The execution and delivery of this Agreement by AAF is conclusive evidence of AAF’s acceptance of the condition of the Property and Licensed Property, subject to the terms and conditions of this Section and this Agreement. Except as otherwise expressly set forth in this Agreement, the Authority has not made and does not make any representations or warranties as to the physical condition or any matter or thing affecting or pertaining to the Property or Licensed Property or its suitability for the Project, and AAF expressly acknowledges and agrees that the grant of this Easement is to the Property and Licensed Property “AS IS” and AAF takes possession of same “AS IS.” It is understood and agreed that all understandings and discussions of the Parties concerning the general subject matter of this Agreement are merged into this Agreement and that this Agreement is entered into after full investigation, with neither party relying upon any statements or representations of the other not embodied in this Agreement. AAF acknowledges that the Authority has afforded and has agreed to continue to afford it the opportunity of a full and complete investigation, examination, and inspection of the Property and Licensed Property and all matters and items related or connected to the Property and Licensed Property. There are no express or implied warranties given by the Authority to AAF in connection with the Property and Licensed Property except as otherwise expressly set forth in this Agreement. AAF EXPRESSLY RELEASES THE AUTHORITY FROM ANY LIABILITY, WARRANTY, OR OBLIGATION TO AAF RELATING TO THE CONDITION OF THE PROPERTY AND THE LICENSED PROPERTY, SPECIFICALLY INCLUDING: LATENT AND PATENT CONDITIONS; ZONING; PERMITTING; SUBSOIL CONDITIONS; STORMWATER DRAINAGE CONDITIONS; THE EXISTENCE OR CONDITION OF ANY UTILITIES; AND ANY AND ALL OTHER MATTERS RELATING TO THE PHYSICAL CONDITION OF THE PROPERTY AND THE LICENSED PROPERTY; PROVIDED, HOWEVER, NOTWITHSTANDING THE FOREGOING, WITH REGARD TO HAZARDOUS OR TOXIC WASTES, SUBSTANCES, AND MATERIALS, OR POLLUTANTS, AAF ONLY RELEASES THE AUTHORITY FROM ANY LIABILITY, WARRANTY, OR OBLIGATION TO AAF RELATING TO THE RELEASE OF HAZARDOUS OR TOXIC WASTES, SUBSTANCES, AND MATERIALS, OR POLLUTANTS, ON OR FROM THE PROPERTY, THE LICENSED PROPERTY OR ANY ADJOINING LANDS NOT OWNED OR OCCUPIED BY THE AUTHORITY FIRST OCCURRING AFTER THE EFFECTIVE DATE, EXCEPT TO THE EXTENT CAUSED BY OR THROUGH THE AUTHORITY, ITS AGENTS, OR EMPLOYEES, WITH IT BEING UNDERSTOOD AND AGREED THAT, EXCEPT AS OTHERWISE SPECIFICALLY STATED IN SECTION 22 OF THIS AGREEMENT, AAF IS NOT HEREBY ASSUMING ANY RESPONSIBILITY OR LIABILITY FOR THE PRESENCE OF ANY SUCH HAZARDOUS OR TOXIC WASTES, SUBSTANCES, AND MATERIALS, OR POLLUTANTS, EXISTING BEFORE THE EFFECTIVE DATE OR THE RELEASE THEREOF THAT IS NOT CAUSED BY AAF, ITS AGENTS, EMPLOYEES OR CONTRACTORS, WHETHER KNOWN OR UNKNOWN TO AAF. THE PROVISIONS OF THIS SECTION 3 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT.

4.            TERM. The term of this Agreement shall be for fifty (50) years, beginning on December 1, 2015 and ending on November 30, 2065 (the “Initial Term”), unless sooner terminated in accordance with the terms of this Agreement. Provided this Agreement is in full force and effect and provided that at the time of exercise AAF is using the Property for the Project (subject to Force Majeure Events, as hereinafter defined), AAF shall have the right to renew this Agreement for an additional term of forty-nine (49) years (the “Renewal Term”), under the same terms and conditions, by delivering a written notice of its intention to renew this Agreement to the Authority no later than one hundred eighty (180) days before the end of the current term. The “Initial Term” and the “Renewal Term” (if any) are collectively referred to as the “Term” throughout this Agreement.

5.             USE OF THE PROPERTY; COVENANT OF QUIET POSSESSION.

a.          AAF shall use the Property exclusively for the public purpose of the construction, operation, and maintenance of Intercity Passenger Rail Service, and for those certain uses ancillary and incidental in the operation of the Project and/or for the benefit of its crew and Project Passengers, as more specifically identified and described in Section 30 herein and in Exhibit “C” attached hereto and incorporated in this Agreement (the improvements, infrastructure, property utilized for such purposes and such undertaking constitute the “Project”). The term “Project Passengers” shall mean those individual passengers on board or waiting to board the Intercity Passenger Rail Service within the Property. The right to conduct ancillary and incidental uses shall not be construed as authorizing AAF to (i) install, operate, or maintain any billboards or other signage on the Property (with the exception of signage or advertisements as described in Exhibit “C” hereto) or (ii) install, operate, or maintain utilities, telecommunications or other infrastructure for AAF to lease or resell for the provision of services to third parties who are not Project Passengers or AAF’s Project crew or contractors/vendors engaged in the construction, operation, or maintenance of the Project (with it being understood and agreed that the right to conduct ancillary and incidental uses shall authorize AAF to install, operate, or maintain utilities, telecommunications or other infrastructure that AAF may lease, resell or make available for the provision of services to Project Passengers and/or AAF’s Project crew or contractors/vendors while engaged in the construction, operation, or maintenance of the Project).

b.          It is understood and agreed that the Intercity Passenger Rail Service may be expanded to other destinations beyond the current destinations during the Term of this Agreement and/or additional stops or depots may be added, but, prior to including any additional stops or depots between Orlando International Airport and West Palm Beach, Florida, or between Orlando International Airport and Jacksonville, or any expansion west of Orlando International Airport, AAF shall satisfy the following conditions precedent thereto (with the addition of other stops or depots being permitted hereunder without regard for the following conditions precedent): (i) AAF shall provide the Authority with a reasonably detailed description of the proposed expansion and/or additional stops or depots together with associated internal and consultant studies and reports pertaining to ridership and diverted trips along State Road 528; (ii) at the expense of AAF, the Authority obtains the opinion of the Authority’s Traffic and Earnings Consultant for such matters (certified to the Authority in a report), that such expansion and/or additional stops or depots will not cause a reduction in System Pledged Revenues (as such term is defined in the Authority’s Amended and Restated Master Bond Resolution adopted by the Authority’s governing Board on February 3, 2003, as supplemented and amended from time to time, hereinafter referred to as the “Master Bond Resolution”) taking into account any additional compensation with respect to such expansion and/or additional stops or depots that would constitute a System Pledged Revenue, which opinion shall be in form and substance acceptable to the Authority (similar to the opinion obtained by the Authority with respect to the Project prior to the Effective Date); and (iii) at the expense of AAF, the Authority obtains an opinion of the Authority’s Bond Counsel (the expense of which will be borne by AAF with each such request) that the same does not adversely affect the exclusion from gross income for federal income tax purposes of interest on the Authority’s then outstanding bonds. Until such conditions precedent are satisfied to the reasonable satisfaction of the Authority, no expansion, additional stops or depots may be added to the Intercity Passenger Rail Service between Orlando International Airport and West Palm Beach, Florida, or between Orlando International Airport and Jacksonville, or any expansion west of Orlando International Airport (with it being understood that the satisfaction of said conditions precedent shall be construed as obligating the Authority to approve such stops, depots or expansion but shall not be construed as obligating the Authority to provide AAF the right to use additional property owned by the Authority that is not included within the Property).

c.          All rights in and to the Property not specifically granted to AAF by this Agreement are retained by the Authority, provided, however, that the exercise of the rights reserved by or through the Authority with respect to the Property shall be conducted in a manner that does not affect AAF’s use and operation of the Intercity Passenger Rail Service or the Project in any material respect (with it being understood that it is material for AAF to be able to operate and maintain the Project in a safe manner in order to deliver uninterrupted service to Project Passengers).

d.          Any change in the use of the Property must receive prior written approval from the Authority, which approval may be granted or withheld in its sole and absolute discretion. AAF shall not use the Property to provide Freight Rail Service or Commuter Rail Service (as such terms are defined below). “Commuter Rail Service” means passenger rail service whose ridership consists of passengers traveling within the Orlando-Kissimmee-Sanford Metropolitan Statistical Area, as the same is delineated by the United States Office of Management and Budget as of the date of that certain Declaration of Restrictions to be recorded in the Public Records of Orange County, Florida (the “Orlando-Kissimmee-Sanford MSA”) as well as passengers from and within Brevard County, Florida traveling to points within the Orlando-Kissimmee-Sanford MSA and passengers from the Orlando-Kissimmee-Sanford MSA traveling to Brevard County, Florida with the commuter trains making stops at two or more stations between Brevard County and the Orlando Airport. “Freight Rail Service” means rail service for the transport of freight or cargo and not passengers. AAF shall not use the Property in any manner that would obstruct or interfere with any transportation facilities existing as of the Effective Date or as contemplated in the Existing Eight Laning Memorandum or any Approved Supplemental Eight Laning Memorandum (as each term is defined in Section 8 hereof); or with any other rights in and to the Property which are retained by the Authority under this Agreement, in each instance, unless the same is expressly permitted and described elsewhere in this Agreement, provided that (a) the construction of the Project in accordance with the Approved Plans (as defined herein), and (b) operation of the Project, including the operation of an Intercity Passenger Rail Service and its ancillary train noise and emissions, shall not be deemed to be such an obstruction or interference. “Intermodal Rail Improvements” means all tracks, rails, railbeds, ties, ballast, access ways, switches, rail crossovers, utilities, signals and communication facilities, drainage facilities and any other improvements necessary to provide Freight Rail Service or Commuter Rail Service within the Overall Property, which may include the Slopes.

e.          AAF will not cause, will not allow those working through AAF to cause and will take reasonable steps to prevent third parties from causing, any nuisance activity of any nature on the Property, provided that, for purposes of this Agreement (i) the construction of the Project in accordance with the Approved Plans (as defined herein), and (ii) operation of the Project, including the operation of an Intercity Passenger Rail Service and its ancillary train noise and emissions, shall not be considered by the Parties to be a nuisance. The Property shall not be used for the manufacture or storage of flammable, explosive or hazardous materials, with it being acknowledged that flammable, explosive or hazardous materials as would customarily be found in or on or used in the operation of passenger rail cars are permitted, so long as AAF complies with all state or federal laws or regulations regarding hazardous materials or substances that are applicable to the operation of a commercial enterprise such as the Project. AAF will not use or occupy said Property for any unlawful purpose and will, at AAF’s sole cost and expense, conform to and obey any applicable ordinances and/or rules, regulations, requirements, and orders of governmental authorities or agencies with jurisdiction over the use and occupation of the Property.

f.          AAF shall obtain, at AAF’s sole cost and expense, any and all permits or licenses required by applicable law to operate and maintain any facility constructed by or through AAF on the Property as part of the Project. The Authority (at no cost to the Authority) shall reasonably cooperate with AAF in connection with AAF obtaining all such permits and licenses; provided, in no event shall this agreement to cooperate be misconstrued to obligate the Authority to attend any meeting or proceeding or take any action that would, in the Authority’s reasonable discretion, be expected to (i) adversely affect any existing rights, entitlements, and/or obligations pertaining to the Property or the Authority’s use of the Property (other than to allow for the construction, operation and maintenance of the Project on the Property in accordance with this Agreement), (ii) impose covenants, restrictions or liability upon, or with respect to, the Authority or the Property that are inconsistent with or in contravention of the uses of the Property allowed in this Agreement, or (iii) subject the Authority’s funds or property (other than the Property) to the rules, regulations, or jurisdiction of the applicable permitting or licensing agency. Further, for any such permits and licenses to be issued by or through the Authority, the Authority shall process the same in the manner and at such charges, if any, as is customary with others seeking similar permits and licenses.

g.          The Authority further hereby covenants that, subject to the terms of this Agreement, and the “Excepted Rights, Documents and Matters” defined below, AAF shall have peaceful and quiet enjoyment of the Property for the Project during the full Term (as defined herein), without interruption or interference by the Authority or any person claiming by, through, or under the Authority, except as otherwise expressly provided for herein. AAF acknowledges and agrees that AAF’s right to possession of the Property during the Term of this Agreement will be subject to the following with respect to the Property (the “Excepted Rights, Documents and Matters”): (i) the Authority’s rights expressly reserved to the Authority or otherwise expressly provided for in this Agreement (with the exercise of any rights reserved by or through the Authority with respect to the Property to be conducted in a manner that does not affect AAF’s use and operation of the Intercity Passenger Rail Service or the Project in any material respect (with it being understood that it is material for AAF to be able to operate and maintain the Project in a safe manner in order to deliver uninterrupted service to Project Passengers)); (ii) the rights of third parties under any permits for Current Utilities as of the Effective Date and under any permits for utilities issued after the Effective Date, subject to the terms of Subsection 6.e and Section 15 hereof; (iii) any rights of the Authority’s grantors heretofore conveying any portion of the Property expressly set forth in documents recorded in the Public Records of Orange County, Florida as of the Effective Date; (iv) all covenants, easements, restrictions, reservations, oil, gas and mineral rights, encumbrances, agreements and other matters expressly appearing in the Public Records of Orange County, Florida as of the Effective Date; (v) all matters which could be discovered by an inspection or survey of the Property existing on the Effective Date; (vi) with respect to any portion of the Property in which fee title is held by the State of Florida Board of Trustees of the Internal Improvement Trust Fund (“TIIF”) (if any), any rights of TIIF, and any and all prior rights of the United States, and any and all prior rights granted by TIIF in documents recorded in the Public Records of Brevard County or Orange County, Florida, as of the Effective Date; (vii) the Existing Eight Laning Memorandum and any Approved Supplemental Eight Laning Memorandum (as each term is defined in Section 8 hereof); and (viii) the right and authority of any police, fire and emergency services and any other security or emergency personnel, including the armed forces, and any Governmental Authority with jurisdiction over the Property to access the Property as necessary for fire and rescue services, emergency management and homeland security purposes, including the prevention of, or response to, a public safety emergency. AAF shall cooperate with police, fire and emergency services and any other security or emergency personnel, including the armed forces, with respect to their exercise of emergency management and homeland security powers. Any entry by the Authority or the State onto the Property required or permitted under this Agreement shall not constitute a reentry, trespass, or a breach of the covenant for quiet enjoyment contained in this Agreement.

h.          The construction, operation and maintenance of the Project shall be performed and arranged in a manner which (i) will not unreasonably interfere with the Authority’s use of the Property or with respect to the convenient, safe, and continuous use, or the operation, maintenance and improvement of the Central Florida Expressway System or any portion of the public right-of-way located on or adjacent to the Property and (ii) will be in accordance with the terms of any special permits issued for construction, operation and maintenance of the Project or other safety related matters. In addition, Buyer agrees that the construction, operation and maintenance of the Project shall be performed and arranged in a manner which will not unreasonably interfere with the Seller’s ability to modify or alter the Slopes to allow for the construction of any future Intermodal Rail Improvements or other proposed future uses that do not interfere with the operation of AAF’s Intercity Passenger Rail Service, which plans for such alteration or modification shall be subject to the reasonable approval of AAF. It is understood and agreed that both during and after completion of construction of the Project, any lighting installed for or in relation to the Project shall be in accordance with rules and regulations mandated by the Federal Railroad Administration and shall be maintained in a manner so as to not create any safety issues or unreasonably interfere with the Authority’s use of the Property or its other properties for transportation purposes as authorized or permitted by applicable law, including its use or operation of the Central Florida Expressway System.

6.             RESERVATION OF RIGHTS. In addition to any other rights expressly reserved herein, the Authority reserves for itself, the State, and all grantees, licensees, permittees, and others claiming by, through, or under the Authority or the State, the following rights, including, but not limited to, the right at all times during the Term of this Agreement to enter the Property at all reasonable times and upon reasonable prior notice in the following circumstances, subject to the specified conditions of this Section and this Agreement:

a.          AAF acknowledges that the Authority shall have the right to utilize the Maintenance Access Ways for access to, across and along the Property in order to perform maintenance on other Authority facilities (including, without limitation, stormwater ponds), that may be located on, over, under, or adjacent to the Property. In addition, Authority shall have the right to use of the Property and the Slope Property with respect to the convenient, safe, and continuous use, or the maintenance and improvement, of the public right-of-way located on or adjacent to the Property, subject to and in accordance with the terms of this Agreement, including this Section and Section 11, and the terms of the Approved Plans and any permits issued for construction and maintenance of the Project, as well as any safety related matters. The foregoing right includes the Authority’s reservation of the right to maintain, expand, install, construct, alter, repair, renew, replace and/or otherwise modify the Authority’s transportation facilities by either going over or under the Property and/or Slope Property and AAF’s Intercity Passenger Rail Improvements thereon, including altering and/or otherwise modifying the Slope Property to allow for Commuter Rail Service, so long as the Authority does not affect AAF’s use and operation of the Intercity Passenger Rail Service or the Project in any material respect (with it being understood that it is material for AAF to be able to operate and maintain the Project in a safe manner in order to deliver uninterrupted service to Project Passengers).

b.          If an Event of Default by AAF then exists, the Authority may take any reasonable actions to cure the applicable default in order to protect the interests of the Authority under this Agreement or ensure the continued safety of the traveling public, including entering the Property to perform any work necessary to cure any default and to remediate any release of hazardous substances in violation of this Agreement. If the Authority proceeds pursuant to the foregoing sentence, (i) the Authority’s actions shall not be deemed to affect AAF’s use and operation of the Intercity Passenger Rail Service or the Project in a material respect and (ii) the amounts reasonably and necessarily incurred by the Authority in doing so shall be reimbursed by AAF to the Authority within thirty (30) days after AAF’s receipt of an invoice therefor, accompanied with reasonable documentation of such expenditures, in manner provided for notices under this Agreement as set forth in Subsection 32.o hereof.

c.          In the event of an actual or reported emergency, danger, or threat that is reasonably believed by the Authority or police, fire, emergency services, armed forces, and any other governmental security or emergency personnel to have caused (or to present the imminent potential to cause) injury to individuals, damage to property, or threat to the environment or to public safety, the Authority or police, fire, emergency services, armed forces, and any other governmental security or emergency personnel may enter the Property to take, at such times as the Authority or other governmental entity determines necessary in its reasonable discretion and with such notice to AAF as is practicable under the circumstances, such actions as the Authority or other governmental entity determines necessary to respond to or to rectify such emergency, danger, or threat.

d.          In the event of any circumstance or event affecting the Project that is not an actual or reported emergency, danger, or threat addressed by Subsection c. above, but is reasonably believed by the Authority to have caused an impairment to the continuous safe operation of State Road 528 or any other Authority-owned transportation facility, and if the Authority in its reasonable discretion determines that, following its written notice to AAF describing the circumstance or event with particularity, AAF is not taking the steps reasonably necessary to respond to or to rectify such circumstance or event within a reasonable time as is practicable under the circumstances, the Authority may enter the Property to take, at such times as the Authority determines necessary in its reasonable discretion, and with prior written notice to AAF, such actions as the Authority determines may be necessary to respond to or to rectify such circumstance or event or to restore the safe operation of the affected transportation facility, with it being understood and agreed that the use of the Property for the Project in accordance with applicable law, including the operation of an Intercity Passenger Rail Service and its ancillary train noise and emissions, shall not be deemed to cause an impairment to the continuous safe operation of State Road 528 or any other Authority-owned transportation facility.

e.          The rights of AAF under this Agreement are subject and subordinate to the rights of the owners of any utilities existing on the Property as of the Effective Date (“Current Utilities”) under the documents governing the same and to the extent the same are inconsistent with AAF’s rights under this Agreement, AAF shall at its expense, attempt to negotiate any needed changes and if not successful in doing so, will remain subject to the same. AAF acknowledges that the Authority may, under current law, be required to issue permits in accordance with the Authority’s rules. With regard to new permits for the installation and maintenance of utilities within the Property from and after the Effective Date, however, the Authority reserves the right to issue such permits in accordance with the Authority’s rules for utilities that will cross the Property perpendicularly (i.e., from north to south) or diagonally, or longitudinally (i.e., from east to west), upon reasonable notice and subject to Section 15 hereof. Notwithstanding the foregoing or anything to the contrary contained herein, AAF shall have the right, but not the obligation, at all times during the Term of this Agreement to install, design, manage, maintain, repair, and rehabilitate utilities or other services for its own account (and not for AAF to lease or resell for the provision of services to third parties who are not Project Passengers or AAF’s Project crew or contractors/vendors engaged in the construction, operation, or maintenance of the Project) to the extent that the said utilities or services are necessary or desirable for the Project.

f.          The Authority shall have access to the Property as is reasonably necessary for the Authority to take any reasonable actions in connection with any release of hazardous substances that may have occurred prior to the Effective Date or, if caused by the Authority, after the Effective Date, including sampling of soil and groundwater, monitoring well installations, soil excavation, and groundwater remediation.

g.          Upon reasonable prior notice to AAF, the Authority shall have reasonable access to the Property for activities incidental to the Authority’s planning efforts, including but not limited to surveying and conducting an environmental assessment.

h.          Upon reasonable prior notice to AAF, the Authority shall have reasonable access to the Property to do any other act or thing the Authority may be obligated to do, or have a right to do, pursuant to statutory authority or under the terms of this Agreement.

i.          The reservation of a right by the Authority to enter upon the Property and perform any act shall not be deemed to: impose any obligation on the Authority to do so; make the Authority responsible to AAF or any third party for the failure to do so; or relieve AAF from any of its obligations under this Agreement.

Except as otherwise expressly set forth in Subsections 6.b, 6.d and l0.a of this Agreement with regard to the Authority’s self-help rights, the Authority shall exercise its reserved rights in and to the Property, including the foregoing access rights, in a manner that does not affect AAF’s use and operation of the Intercity Passenger Rail Service or the Project in any material respect (with it being understood that it is material for AAF to be able to operate and maintain the Project in a safe manner in order to deliver uninterrupted service to Project Passengers). With regard thereto, any such access to the Property may be limited to specific times and will need to be coordinated with AAF following reasonable notice and shall be subject to AAF’s standards and requirements for entries onto railroad property, which include, without limitation, the positioning of flag persons, and insurance requirements that are uniformly applicable to contractors performing work within the boundaries of the Project (provided, any such insurance requirement or any indemnification requirement shall apply to the Authority’s contractors, but shall not require the Authority to purchase insurance or to make any indemnification in connection with any access that it may exercise through its contractors or employees in connection with any activity otherwise authorized by this Agreement). With regard thereto, it is also acknowledged by the Authority that access to the Property following the commencement of operations of the Project will need to be subject to rules and procedures in order to protect the safety of the public and prevent injury or loss to persons and property, including, without limitation, rules and regulations mandated by the Federal Railroad Administration (“FRA”) regarding access to rights of way used for railroad purposes. Without limitation of the foregoing, certain rules that shall govern access before, and after, the commencement of operation of the Project are set forth on Exhibit “D” hereto, as same may be modified from time to time (the “Rules”). The Authority shall require that all access to the Property by or through the Authority, its agents and/or employees shall conform to the Rules. The Rules shall include, among other things, a mechanism by which AAF shall provide a three-hour timeframe for access to the Property within any 24-hour period, when such access is requested by the Authority, in writing, with respect to the Authority’s exercise of the foregoing access rights, including the right to maintain, expand, install, construct, alter, repair, renew, replace and/or otherwise modify the Authority’s transportation facilities by either going over or under the Property and AAF’s Intercity Passenger Rail Improvements thereon. Further, the Rules shall establish procedures by which the Authority shall review with AAF any and all proposed improvements to the Property from and after the Effective Date in order to ensure that any such action is taken in a manner consistent with the Authority’s commitment to minimize interference with AAF’s use and enjoyment of the Property, which includes an agreement by the Authority to refrain from taking or allowing any action with respect to the Property that would adversely affect AAF’s ability to construct the Project as contemplated hereunder, whether taken before or after the completion of the Approved Plans or the commencement of construction. Notwithstanding anything to the contrary contained herein, the Authority’s access to the Property during such three-hour timeframe within any 24-hour period shall not be deemed to affect AAF’s use and operation of the Intercity Passenger Rail Service or the Project in a material respect (with it being understood that it is material for AAF to be able to operate and maintain the Project in a safe manner in order to deliver uninterrupted service to Project Passengers).

7.             AAF’S PROPERTY.

a.          During the Term of this Agreement, AAF shall own all facilities, utilities and improvements constructed by or through AAF on the Property, the Southern Slope Property and the Northern Slope Property as part of the Project which are not Road Improvements (as hereinafter defined) (the “Rail Improvements”), with it being understood that such Rail Improvements owned by AAF shall exclude those improvements to Authority transportation facilities provided for in the Road Improvement Plans (as hereinafter defined) (including, but not limited to, the reconstruction of any ramps) constructed by the Authority or by or through AAF that will form a portion of the Central Florida Expressway System (as defined in the Master Bond Resolution and hereinafter referred to as the “Authority’s System”) (said improvements to the Authority’s transportation facilities provided for in the Road Improvement Plans to be constructed by the Authority or by or through AAF are herein referred to as the “Road Improvements”). AAF agrees that all Rail Improvements and Road Improvements constructed by or through AAF on the Property shall be at its risk only and that the Authority shall not be liable for loss or damage to the Rail Improvements or Road Improvements caused by the act of any person, except to the extent caused by an Event of Default (as hereinafter defined) by the Authority or by a tortious act or omission of the Authority, its agents, or its employees, but with respect to tort claims for loss or damage, only to the extent the Legislature has by law waived the Authority’s sovereign immunity in tort under the Constitution and laws of the State of Florida. Likewise, the Authority agrees that upon the earlier of (a) its acceptance of the Road Improvements or (b) the authorized use of such Road Improvements by the public, all Road Improvements shall be at its risk only and that AAF shall not be liable for loss or damage to the Road Improvements caused by the act of any person, except to the extent the loss or damage to the Road Improvements is caused by a willful, wanton, or negligent act or omission of AAF, its agents, employees, or contractors, including the negligent design and construction thereof by AAF, its agents, employees, or contractors.

b.          Subject to the rights of any Mortgagee (as hereinafter defined) under this Agreement, including the rights set forth in Sections 25 through 29, upon the termination or the expiration of this Agreement, AAF may, within 180 days after termination or expiration of this Agreement, with no obligation to do so, remove all Rail Improvements constructed as part of the Project at no cost to the Authority. AAF may also remove any and all moveable trade fixtures and equipment (specifically including, without limitation, the rolling stock, wayside signals and communications equipment used in the operation of the Project) at no cost to the Authority. If AAF removes any Rail Improvements, then it shall remove all the Rail Improvements and shall then restore the Property where such improvements have been removed to the condition that existed as of the Effective Date (by, for example, removing embankments, track structures and associated improvements and restoring existing topography, re-grading and seeding the areas where improvements were removed and where grass had previously existed) within 365 days after the termination or expiration of this Agreement. The Authority shall provide AAF with reasonable access to the Property for AAF to complete actions permitted and/or required by this paragraph. The terms and provisions of this paragraph shall survive the expiration or earlier termination of this Agreement until completion of such removal and restoration. If AAF elects to not remove all the Rail Improvements, as evidenced by its failure to begin removing Rail Improvements within one hundred eighty (180) days after the termination or expiration of this Agreement, all Rail Improvements and any other AAF property then remaining on the Property shall be deemed to have been abandoned by AAF, and may be retained or disposed of by the Authority, in its sole discretion, in accordance with applicable law, in which event Authority and AAF shall have no further liability to each other on account thereof. If AAF removes all the Rail Improvements as provided in this paragraph, any other AAF property remaining on the Property on the date that is 365 days after the termination or expiration of this Agreement shall be deemed to have been abandoned by AAF, and may be retained or disposed of by the Authority, in its sole discretion, in accordance with applicable law, in which event Authority and AAF shall have no further liability to each other on account thereof.

c.          The terms and provisions of this Section 7 shall survive the termination and expiration of this Agreement.

8.             IMPROVEMENTS.

a.          It is understood and agreed by the Parties that the Authority’s existing State Road 528 right-of-way may be expanded and improved by the Authority, as described in the Technical Memorandum SR 528 (Beachline Expressway), Conceptual Eight Laning Study, dated August 22, 2013 by Atkins North America, Inc. (“Atkins”), inclusive of the Conceptual Level Roadway Design Criteria, Drainage Support Documentation, and Concept Plans attached thereto, all as modified by that certain Supplement to the Technical Memorandum, dated September 26, 2013 by Atkins (collectively, the “Existing Eight Laning Memorandum”). As proposed by AAF, the ultimate design of the Project shall include Rail Improvements and may include Road Improvements and shall take into account and accommodate the planned expansion of and improvements to State Road 528 described in the Existing Eight Laning Memorandum, as may be further supplemented or amended from time to time by the Authority, provided, however, that in designing the Project, AAF shall only be required to take into account and accommodate such further supplements or amendments to the extent that they were requested by AAF (and approved in writing by the Authority, in its sole discretion) or they received prior written approval from AAF, in its sole discretion (such Existing Eight Laning Memorandum as further supplemented or amended from time to time at the request of AAF (and approved by the Authority, in its sole discretion) or with prior written approval from AAF, in its sole discretion, is referred to herein as the “Approved Supplemental Eight Laning Memorandum”). All Road Improvements included as part of the Project shall be constructed in accordance with the Road Improvement Plans, as defined in this Section, as well as the Authority’s Construction Project Administration Manual located at the Authority’s website at https://www.oocea.com/DoingBusinessWithUs/ConstructionAdministrationManual/ACPAM/Int roduction.aspx (“ACPAM”), the Authority’s General Specifications and Technical Specifications as provided to AAF in connection with each specific Road Improvement to be constructed (“General and Technical Specifications”), the Department’s Standard Specifications for Road and Bridge Construction located at the Department’s website, at http://www.dot.state.fl.us/specificationsoffice/Implemented/SpecBooks/2013/Files/2013eBook.pdf (“FDOT Road and Bridge Standards”), and the Department’s standard Design-Build Guidelines located at the Department’s website http://www.dot.state.fl.us/construction/DesignBuild/DBRules/DesignBuildGuidelines.pdf (“FDOT Design-Build Guidelines”) (with the ACPAM, the General and Technical Specifications, the FDOT Road and Bridge Standards and FDOT Design-Build Guidelines that are currently in force at the time the Road Improvements are designed and permitted for construction collectively referenced herein as the “Authority’s Road Improvement Criteria”). The design and construction of any Road Improvements shall only be undertaken by professional consultants and contractors that are prequalified by the Department and acceptable to the Authority (which acceptance shall not be unreasonably withheld or delayed). AAF shall, at its expense, retain a consulting Construction and Inspection Consultant (the “CEI”) firm prequalified by the Department and acceptable to the Authority to provide the CEI services to the Authority set forth in the ACPAM for all Road Improvements constructed by AAF or its contractor. All required warranties for Road Improvements shall be assignable by AAF and assigned by AAF to the Authority. No at grade crossings of the Authority’s System or other Authority-owned public road will be permitted on the Property. The Authority agrees that all professional consultants and contractors (including without limitation the CEI) that are approved by the Department are deemed to be approved by the Authority.

b.          The Project also includes Rail Improvements. All Rail Improvements shall be constructed in accordance with the Approved Plans (as defined below). Before commencing construction of Rail Improvements on a particular portion of the Property, AAF shall provide the Authority with copies of: (i) (A) the construction plans for the Rail Improvements to be constructed on the particular portion of the Property, taking into account and accommodating the planned expansion of and improvements to State Road 528 as described in the Existing Eight Laning Memorandum or any Approved Supplemental Eight Laning Memorandum, which construction plans shall include plans for intelligent transportation system relocation, lighting, signage, utilities, communications systems, access and any maintenance of traffic on existing transportation facilities that will be required for the construction depicted in such plans and any other document incorporated by reference into such construction plans and (B) the long-term operations and maintenance plans for the Project (collectively, the “Railroad Improvement Plans”) and (ii) construction plans for the Road Improvements to be constructed, which plans shall include plans for access and any maintenance of traffic on existing transportation facilities that will be required for the construction depicted in such plans and any other document incorporated by reference into such construction plans, including, where necessary by mutual agreement of the Parties, acting reasonably, space for an access way that is no less than twelve (12) feet wide located south of the proposed rails (the “Southern Maintenance Access Way”) and space for an access way that is no less than twelve (12) feet wide located north of the proposed rails (the “Northern Maintenance Access Way,” which together with the Southern Maintenance Access Way, the “Maintenance Access Ways”) (collectively, the “Road Improvement Plans” and together with the Railroad Improvement Plans, collectively referred to as the “Plans”). The Plans shall not permit lane closures during any holiday period for which the Authority generally suspends work by contractors on the Authority’s System. The Authority may, but shall be not obligated to, review the Plans for the purpose of determining compliance with the provisions of this Agreement and may, but shall not be obligated to, approve or disapprove the Plans in its reasonable discretion. If the Authority reasonably determines that any portion of the Rail Improvements depicted in the Plans conflicts with the obligations of AAF under this Agreement or is otherwise objectionable, the Authority will notify AAF of its determination within twenty-one (21) business days (the term “business day(s)” as used in this Agreement, refers to a day other than a Saturday or Sunday upon which national banks are open for business in Orange County, Florida) of its receipt of the Plans. Any such notice by the Authority shall specifically identify the portions of the Rail Improvements that conflict with the obligations of AAF under this Agreement or the reasons they are otherwise objectionable and shall particularly describe the nature of the conflict or objection. Upon receipt of such notice, AAF shall cooperate with the Authority to resolve the identified conflict or objection.

c.          If the Authority requests AAF to include any additional Road Improvements in its Road Improvement Plans that are not currently contemplated in the Existing Eight Laning Memorandum and are to become part of the Authority’s System, and AAF agrees in writing to include such additional Road Improvements and construct same (the agreement to do so being in the sole discretion of AAF and may be denied for any reason with or without justification), then the Authority shall pay or reimburse AAF its expenses and the actual cost to engineer, design and construct such additional Road Improvements. The Parties acknowledge that the Intercity Passenger Rail Improvements are to be elevated at the intersection of the Intercity Passenger Rail Improvements at Monument Parkway/OUC rail facilities (a/k/a International Corporate Parkway (the “ICP”)), and that the Parties shall work in good faith to accommodate each Party’s construction schedule with respect thereto such that the Intercity Passenger Rail Improvements are completed in a cost effective and timely manner.

d.          AAF is authorized to construct the Rail Improvements in accordance with the Railroad Improvement Plans submitted, reviewed and approved by the Authority as described above (or submitted and not reviewed and approved by the Authority as provided above) (the “Approved Railroad Improvement Plans”). Rail Improvements shall also be constructed in accordance with Federal Railroad Administration (“FRA”) regulations, requirements and standards, American Railway Engineering and Maintenance of Way Association (“AREMA”) standards, and at a minimum, to FRA Class 6 (110 miles per hour operating speed), and all other applicable law, rules, or regulations (collectively, the “Regulations and Standards”). Further, AAF is authorized to construct the Road Improvements in accordance with the Road Improvement Plans submitted, reviewed, and approved by the Authority (the “Approved Road Improvement Plans”) and in accordance with the Authority’s Road Improvement Criteria, on account of which a permit or authorization to proceed with the Road Improvements is issued (the “Permit”). The Permit, the Approved Railroad Improvement Plans and the Approved Road Improvement Plans are collectively referred to herein as the “Approved Plans”. At its option, AAF may submit interim or progress plans for the Road Improvements and/or Rail Improvements for review by the Authority as provided for herein.

e.          Each party commits that if the other party is not promptly responding to any request under this Section 8, or if a dispute should arise under this Agreement with respect to the Plans, the Permit or any other issue relating to AAF’s design, permitting or construction of the Project, the day-to-day lead person for AAF and the Authority shall, at the written request of either party, endeavor to resolve the issue or dispute by good faith negotiations. If the Parties are unable to resolve their dispute within ten (10) days (the “Dispute Negotiation Period”), then AAF and the Authority shall, at the written request of either party, require that the matter be reviewed by a senior-level executive of each party (in the case of AAF, by a Senior Vice President or higher, and in case of the Authority, by the Director of Engineering or the Director of Construction and Maintenance or higher). If these senior-level executives are unable to resolve the matter within ten (10) business days after the Dispute Negotiation Period (the “Senior Level Review Period”), then AAF and the Authority shall, at the written request of either party, attempt to mediate their dispute for a period of thirty (30) days following the end of the Senior Level Review Period (the “Mediation Period”), using a third party mediator who is neutral and independent of the Parties to this Agreement (the “Mediator”), such Mediator to be jointly selected by AAF and the Authority within seven (7) business days after the end of the Senior Level Review Period. If the Parties cannot agree on the Mediator within such time period, then within five (5) days thereafter, each party shall select an independent mediator, and those two mediators shall (within five (5) days) select the Mediator. Such mediation shall be conducted in Orange County, Florida, and shall be attended by a senior-level executive of each party. No information exchanged in such mediation shall be discoverable or admissible in any litigation involving the Parties. Any written settlement agreement executed by the Parties incident to any mediation pursuant to this paragraph and, in the case of the Authority, approved by its Governing Board, shall be binding upon the Parties; otherwise neither Party is bound by the mediation process. Such mediation process shall be a condition to either of the Parties filing a lawsuit or an administrative proceeding relating to a dispute with respect to the Plans, the Permit or any other issue relating to AAF’s design, permitting or construction of the Project, or other issue herein that first requires dispute resolution.

f.          The construction of the Rail Improvements shall be completed in accordance with the Approved Railroad Improvement Plans and the Regulations and Standards and the construction of the Road Improvements shall be completed in accordance with the Approved Road Improvement Plans, the Authority’s Road Improvement Criteria and the Permit. Further, the construction of the Project as a whole shall proceed under the following terms and conditions:

i.          Construction is expected to commence on or before December 31, 2015 (“Commencement Date”) and is projected to be substantially complete on or before November 1, 2017 (“Completion Date”). The actual schedule for construction shall be determined solely by AAF. However, and in any event, should construction of the Project on the Overall Property not commence by January 1, 2021 (subject to extension for Force Majeure Events), the Authority as its sole and exclusive remedy may unilaterally terminate this Agreement as provided below. However, and in any event, should Intercity Passenger Rail Service not commence within ten (10) years from the Effective Date of this Agreement (subject to extension for Force Majeure Events), the Authority as its sole and exclusive remedy may unilaterally terminate this Agreement as provided below. Additionally, should AAF abandon the Project for a period longer than three (3) consecutive years (subject to extension for Force Majeure Events), the Authority, as its sole and exclusive remedy, may unilaterally terminate this Agreement as provided below. For purposes of this Agreement, the terms “abandon” and “abandonment” shall include: (i) the failure to provide any Intercity Passenger Rail Service for three (3) consecutive years; provided, however, if a few trains are operated for a short time period solely for the purpose of avoiding the application of the definition of the term of abandonment by extending or recommencing the three (3) consecutive year period, abandonment shall be deemed to have occurred; (2) the inability to operate Intercity Passenger Rail for more than one hundred eighty (180) days solely due AAF’s filing of a bankruptcy petition in any action initiated by, or consented to by, AAF; and (3) AAF’s express written notice of abandonment delivered by AAF to the Authority pursuant to the terms of this Agreement that makes specific reference to this section of this Agreement.

ii.          The Authority shall have the authority to temporarily suspend construction work by AAF, wholly or in part, for such period or periods as may be necessary as a result of extreme adverse weather conditions such as flooding, catastrophic occurrences that constitute an unreasonable imposition on the public health, safety or welfare, or upon the issuance of a Governor’s Declaration of a State of Emergency. Such suspensions will be in writing and give detailed reasons for the suspension and shall be for the shortest possible time period. Whenever the Authority suspends work, AAF shall be granted additional days equal to the number of days of suspension to extend the ten-year period referenced above. During any period of suspension, AAF shall remove construction equipment and materials from the clear zone, except those required for the safety of the traveling public.

iii.          Prior to commencing physical construction on the Project within the Property, AAF (or its contractor) shall obtain (i) a payment and performance bond in an amount not less than the cost of construction of the Road Improvements, written by a surety authorized to do business in the State of Florida, with the Authority as an obligee thereunder, which shall be conditioned upon the prompt payment of all persons furnishing labor, material, equipment, and supplies for the construction of the improvements and (ii) a performance bond in an amount not less than the amount reasonably required to remove the improvements to date within the Property, written by a surety authorized to do business in the State of Florida, with the Authority as an obligee thereunder, which shall be conditioned upon either (A) the completion of the Rail Improvements or (B) the removal of the Rail Improvements. Said bonds in clauses (i) and (ii) above shall each be in a form reasonably acceptable to the Authority and the sureties under said bonds shall meet the requirements for insurers set forth in Section 13 herein. AAF will also have the option of providing the Authority with a different instrument to provide the security described in clause (ii) hereof, such as a letter of credit and/or a guaranty, subject to the Authority’s review and approval thereof.

iv.          AAF and AAF’s contractor shall perform the construction of the improvements for the Project using such means and methodology as will not, except as specifically authorized by the Authority in writing, interfere with the safe and efficient operation of State Road 528 and other transportation facilities located on or abutting the Property. It is understood, however, that lane closures will be permitted as specifically authorized by the Authority in writing or as included in the traffic plans approved by the Authority as part of the Plans and/or Permit pursuant to this Section 8.

v.          Prior to commencing construction of the Project, AAF shall provide to the Authority a certification from AAF’s contractor, in a form reasonably acceptable to the Authority, verifying that the contractor will not, in any manner in violation of applicable laws and ordinances, use asbestos-containing building materials in the construction of the Project or lead-containing products in pipes or materials in construction of the Project.

vi.          All permits and licenses required for construction of the Project shall be obtained by AAF (or its agents or contractors) at AAF’s sole cost and expense from all entities having jurisdiction, including, but not limited to, the following, if and as applicable: Federal Aviation Administration, Federal Highway Administration, FRA, United States Army Corps of Engineers, and the Florida Department of Environmental Protection. The Authority (at no cost to the Authority) shall reasonably cooperate with AAF in connection with seeking all such permits and licenses; provided in no event shall this agreement to cooperate be misconstrued to obligate the Authority to attend any meeting or proceeding or to take any action that would, in the Authority’s reasonable discretion, be expected to: (i) adversely affect any existing rights, entitlements, and/or obligations pertaining to the Property or the Authority’s use of the Property (other than to allow for the construction, operation and maintenance of the Project on the Property in accordance with this Agreement), (ii) impose covenants, restrictions or liability upon, or with respect to, the Authority or the Property that are inconsistent or in contravention of the uses of the Property allowed in this Agreement, or (iii) subject the Authority’s funds or property (other than the Property) to the rules, regulations, or jurisdiction of the applicable permitting or licensing agency. Further, as to any such permits and licenses to be issued by or through the Authority, the Authority shall process the same in the manner and at such charges, if any, as is customary with others seeking similar permits and licenses. AAF shall require all contractors and subcontractors to have all required licenses and certifications. All work performed on the Property shall conform to all applicable federal, state, and local regulations. AAF shall abide by all applicable local development and building codes and regulations and shall provide the necessary studies or data required thereby and shall comply with any applicable provisions of the National Environmental Policy Act. If requested by the Authority, AAF shall provide copies of all permits and reasonable evidence of compliance with applicable local development and building codes and regulations at the time it provides the Authority with Plans for review.

vii.          The Authority shall have the right to make such inspections of the Road Improvements and Rail Improvements as it reasonably deems necessary to make sure that all construction is proceeding in accordance with all other terms and conditions of this Agreement, provided that (i) any such inspections shall be conducted in a manner so as to not unreasonably interfere with AAF’s construction work and (ii) where reasonable under the circumstances, the Authority shall provide AAF with written notice prior to any such requested inspection. In the event that the Authority’s inspector determines that the construction is not proceeding as required by the Plans or that the public health, safety, or welfare is being compromised by the construction in a manner in violation of applicable law, the Authority shall notify AAF in writing, setting forth in reasonable detail the issue(s) identified by the inspector. The Parties shall meet within seven (7) business days after AAF’s receipt of the notice in order to discuss the issue(s) and determine a mutually satisfactory resolution, failing which the Parties shall proceed pursuant to the dispute resolution procedure set forth above in this Section 8.

viii.        AAF shall provide the Authority no less than thirty (30) days advance written notice before commencing construction of the Project. Within such thirty (30) day period, the Authority shall remove any equipment (including but not limited to road construction and maintenance equipment) located on the Property.

ix.          Significant revisions in the design or construction of the Rail Improvements that deviate from the Approved Railroad Improvement Plans or Regulations and Standards and significant revisions in the design or construction of the Road Improvements that deviate from the Approved Road Improvement Plans, Authority’s Road Improvement Criteria or Permit must receive prior written approval from the Authority.

x.           All construction of the Project shall be performed in a good and workmanlike manner at no cost or expense to the Authority.

xi.          The Authority shall not be required to perform any construction work to prepare the Property for the construction, operation, or maintenance of the Project; however, the Authority shall ensure that access to the Property, in accordance with and provided for in the Approved Plans, is granted to AAF as needed for the construction, operation, or maintenance of the Project pursuant to the Approved Plans.

xii.          With respect to the design of the Rail Improvements, prior to the completion of the Plans, the Authority reserves the right to request adjustments to structures or improvements as the Authority reasonably deems necessary for the protection of public health, safety, or welfare, or as maybe required by a State or Federal agency with jurisdiction over the Property or the Project, by written notice to AAF setting forth in reasonable detail the adjustments being requested. The Parties shall meet within ten (10) business days after AAF’s receipt of the notice in order to discuss the requested adjustments and determine a mutually satisfactory resolution, failing which the Parties shall proceed pursuant to the dispute resolution procedure set forth above in this Section 8. Additionally, the Authority reserves the right to maintain, expand, install, construct, alter, repair, renew, replace and/or otherwise modify the Authority’s transportation facilities by either going over or under the Property and AAF’s Intercity Passenger Rail Improvements thereon so long as the Authority does not affect AAF’s use and operation of the Intercity Passenger Rail Service or the Project in any material respect (with it being understood that it is material for AAF to be able to operate and maintain the Project in a safe manner in order to deliver uninterrupted service to Project Passengers).

xiii.          Except in the case of an emergency (and then only to the extent necessary to avoid injury or death to individuals or damage to property) and except for limited access necessary for AAF’s performance of its obligations hereunder or its compliance with applicable laws that does not interfere with the Authority’s use or operation of such other properties in any material respect, AAF shall not enter upon any property of the Authority or the State adjacent to, above or under the Property, in connection with the Project without the prior approval of the Authority or the State, other than property that is open to the public. Except as otherwise authorized by the Authority in writing, neither AAF nor AAF’s contractor is authorized to engage in any construction activities, temporary or permanent, on the Authority’s property other than the Property. The Authority shall grant AAF temporary access to the Authority’s property that is not part of the Property when necessary for construction of the Project, but it is intended that AAF will use the Property for access in most instances and that the Authority may subject AAF’s temporary use of the Authority’s property to reasonable rules, restrictions and limitations, including rules regarding stacking or leaving vehicles thereon or using the same for staging areas and such other reasonable restrictions as the Authority may impose to protect the safety thereof. Such access shall be conditioned upon AAF’s obligation to protect and restore any such other Authority property and facilities located thereon, AAF’s compliance with the Approved Plans, including the maintenance and traffic plans made a part thereof, and such reasonable restrictions as the Authority may impose to protect the safety of the traveling public.

xiv.          AAF shall be liable for all damage to property, real or personal, of third parties to the extent caused by AAF or AAF’s contractor in the completion of the Project (and not to the extent caused by others, including, without limitation, the Authority, its agents, or employees).

xv.          AAF’s storage of materials on the Property shall be confined to areas authorized by the Authority in writing or as shown in the Approved Plans. Temporary buildings may be constructed by AAF only with prior approval of the Authority in writing or as shown in the Approved Plans, and AAF shall bear all costs associated with constructing and removing such temporary buildings. Where materials are transported to a job site, vehicles shall not be loaded beyond the loading capacity prescribed by any applicable federal, state, or local law or regulation. When it is necessary to cross curbing or sidewalks, protection against damage shall be provided by AAF, at no cost to the Authority. AAF shall repair any damage to roads, curbing and sidewalks caused by AAF or AAF’s contractor, at no cost to the Authority. AAF shall not store any materials on the Property other than those materials required to construct and/or operate the Project. AAF shall be responsible for any such materials stored at a job site related exclusively to the Project and the Authority shall not be obligated to replace any such Project-related materials lost, damaged, or destroyed at its expense, except to the extent caused by the Authority, its agents, or employees and permitted by law. AAF shall be responsible for clearing from each job site all unreasonable waste materials and rubbish generated by AAF in constructing the Project. Each job site shall at all times be kept free from an unreasonable accumulation of waste material or rubbish (with it being understood that during the construction of the Project the Property shall be a construction site that will be managed by AAF in accordance with reasonable industry standards).

xvi.          AAF shall arrange its work for the Project and dispose of its materials so as not to unreasonably interfere with the operations of other contractors engaged in work adjacent to the Property being performed by the Authority or its contractors and to cooperate with the Authority and such other contractors in a reasonable manner in order to endeavor to perform its work in the proper sequence in relation to that of such other contractors about which AAF has been provided advance written notice, all as may be reasonably directed by the Authority. AAF will be liable to the extent damage is done by AAF, its contractors, subcontractors, or agents to work adjacent to the Property being performed by the Authority or its contractors. The Authority shall include provisions substantially similar to these in this Subsection 8.o in any contracts procured by the Authority after the Effective Date for work to be performed in the vicinity of the Project for the benefit and protection of AAF such that each such Authority contractor shall likewise cooperate with AAF and shall likewise be liable to the extent any damage is done by itself, its subcontractors and/or agents to work at or about the Property for the Project.

xvii.          AAF shall protect all existing structures, improvements, landscaping and drainage systems and facilities on the Authority’s right-of-way during construction. AAF shall maintain its work in such condition that adequate drainage will exist at all times. The construction of the Project shall not temporarily or permanently cause a material adverse effect to existing functioning storm sewers, gutters, ditches, and other run-off facilities. Any fire hydrants on or adjacent to the Authority’s right-of-way shall be kept accessible at all times and no material or obstruction shall be placed within fifteen (15) feet of any such fire hydrant. Heavy equipment shall not be operated close enough to pipe headwalls or other structures to cause damage or displacement.

xviii.          Any and all telecommunication installations shall be consistent with and coordinated with the Authority’s overall plans for placement of telecommunications facilities in the Authority’s right-of-way in that area through the plan review process described in Section 8. AAF may not install any independent telecommunication facilities except those specifically used for the operation of the Project or as permitted in Sections 2, 5 and/or 30 herein and in Exhibit “C” hereto. After completion of construction, AAF shall have the obligation to specifically call to the attention of the Authority any plans by AAF for the installation of permissible telecommunications facilities that were not reflected in the Approved Plans. It is AAF’s intention to place the installation of any such facilities in the Plans submitted for general review by the Authority pursuant to Section 8.

xix.          Upon completion of construction of the Project, AAF shall file with the Authority a set of the original drawings, tracings, plans, topographic maps, other maps, and as-built boundary surveys including legal descriptions, along with an as-built set of full-size prints for all structural elements of the Project as well as utility installations. The survey work shall meet or exceed the minimum technical standards for Land Surveyors as set forth in Rule Chapter 5J-17, F.A.C. (2012), pursuant to Section 472.027, F.S. In addition, the as-built plans shall include the identification of all equipment, and interconnection of major equipment components, that were installed upon the Property by or through AAF. AAF’s Engineer of Record (“EOR”) shall signify, by affixing an endorsement (seal/signature, as appropriate) on every sheet of the as-built set, that the work shown on the endorsed sheets was produced by or under the direction of the EOR. With the tracings and the as-built set of prints, the EOR shall submit a final set of design computations. The computations shall be bound in an 8.5” x 11” format and shall be endorsed (seal/signature, as appropriate) by the EOR. The EOR shall also submit the as-built drawings to the Authority in Auto CADD files, using a format and layering system reasonably acceptable to the Authority.

xx.          Notwithstanding any provision in this Agreement or the Authority’s Road Improvement Criteria to the contrary, without the consent of the owner of any existing utilities installed in, on, or under the Property as of the Effective Date of this Agreement pursuant to permits or other authorization issued by the Authority, construction of the Project shall not interfere with such utilities and no approval of the Plans by the Authority or failure of the Authority to review the Plans shall relieve AAF of such responsibility.

9.             OPERATION. AAF shall operate the Intercity Passenger Rail Service on the Property in a safe and reliable manner, in compliance with the terms of this Agreement (including, without limitation, the long-term operations and maintenance plans for the Project that are made part of the Approved Railroad Improvement Plans) and all applicable federal, state, and local governmental laws and regulations.

10.           MAINTENANCE.

a.          AAF shall perform such activities as are set forth in AAF’s maintenance management plan. Rail Improvements shall be maintained by AAF in accordance with the long-term operations and maintenance plans for the Project that are made part of the Approved Railroad Improvement Plans and in a manner consistent with FRA regulations applicable to FRA Class 6 and AREMA standards. AAF shall also otherwise generally keep and maintain the Property, the portions of the Project located on the Property, and any other structure erected on the Property by AAF, in good working order and safe condition and repair at AAF’s own expense during the Term of this Agreement, and shall keep the Property free and clear of the overgrowth of grass, weeds, brush, and debris of any kind, so as to prevent the same becoming dangerous, inflammable, or objectionable. Maintenance shall be accomplished in a manner so as to cause no unreasonable interference with the use of the Property. The Authority shall have no duty to inspect or maintain any of the land, buildings, or other structures, if any, during the Term of this Agreement; however, the Authority shall have the right, upon no less than two (2) business days’ written notice to AAF, at the Authority’s sole expense, to enter the Property for purposes of inspection, including conducting an environmental assessment if the Authority has reason to believe that a legal violation exists on the Property. Such assessment may include but would not be limited to: surveying, sampling of building materials, soil and groundwater, monitoring well installations, soil excavation, groundwater remediation, emergency asbestos abatement, operation and maintenance inspections, and any other action which might be required by applicable law or commercially reasonable industry practice. The Authority’s right of entry shall not obligate inspection of the Property by the Authority, nor shall it relieve AAF of its duty to maintain the Property. Any such inspection by the Authority shall not affect AAF’s use and operation of the Intercity Passenger Rail Service or the Project in any material respect (with it being understood that it is material for AAF to be able to operate and maintain the Project in a safe manner in order to deliver uninterrupted service to Project Passengers). If proper maintenance has not been performed by AAF and AAF does not cure the failure within thirty (30) days of the date of its receipt of notice from the Authority, then the Authority may perform or have others perform such maintenance and charge the reasonable and necessary cost of such maintenance to AAF, with it being understood and agreed that the use of the Property for rail purposes (including without limitation train emissions) in accordance with applicable laws shall not require remedial action. If the Authority proceeds pursuant to the foregoing sentence, (i) the Authority’s actions shall not be deemed to affect AAF’s use and operation of the Intercity Passenger Rail Service or the Project in a material respect and (ii) the amounts reasonably and necessarily incurred by the Authority in doing so shall be reimbursed by AAF to the Authority within thirty (30) days after AAF’s receipt of an invoice therefor, accompanied with reasonable documentation of such expenditures, in manner provided for notices under this Agreement as set forth in Subsection 32.o hereof.

b.          Notwithstanding the foregoing, it is understood and agreed that, upon the earlier of (i) its acceptance of the Road Improvements or (ii) the authorized use of such Road Improvements by the public, the Road Improvements will form part of the Central Florida Expressway System and shall be owned and maintained by the Authority in accordance with its standard expressway maintenance program and AAF shall thereupon have no maintenance responsibility with regard thereto (which shall not be construed to relieve AAF of liability for damage to the Road Improvements to the extent caused by a willful, wanton, or negligent act or omission of AAF, its agents, employees, or contractors, including the negligent design and construction thereof by AAF, its agents, employees, or contractors).

c.          The Authority has an obligation pursuant to Section 5.11 of its Master Bond Resolution to maintain, or cause to be maintained, the Authority’s System, with appurtenances and every part and parcel thereof, in good repair, working order and condition, and is further required to make all necessary and proper repairs, replacements and renewals so that at all times the operation of the Authority’s System may be properly and advantageously conducted If there has occurred an event or circumstance that AAF reasonably believes to have caused an impairment to the continuous safe operation of State Road 528 or any other part of the Authority’s System (an “Impairment Event”) and AAF reasonably believes that such Impairment Event will have a materially adverse effect on the safe, uninterrupted service of the Project, then AAF will provide the Authority and its Consulting Engineer with written notice and a detailed description of the Impairment Event. Within sixty (60) days following its receipt of written notice from AAF of an Impairment Event, the Authority shall provide or cause to be provided to AAF its written analysis of the Impairment Event and its plan to address the Impairment Event so that the portion of the State Road 528 or other part of the Authority’s System affected by the Impairment Event is restored to good repair, working order and condition within a reasonable time period based upon the circumstance. If (i) the Authority fails to provide its written analysis to AAF, or unreasonably suspends or discontinues its plan to address the Impairment Event without a plan to continue and complete any repair, renewal, replacement or other improvement necessary to restore the portion of the State Road 528 or other part of the Authority’s System affected by the Impairment Event to good repair, working order and condition or (ii) in the event that AAF, in its reasonable discretion, determines that an Impairment Event must be addressed on an expedited basis to avoid injury or death to individuals or damage to property and the Authority is not taking the steps reasonably necessary to respond to or to rectify such circumstance or event within a reasonable time as is practicable under the circumstances following its written notice to the Authority describing the circumstance or event with particularity, then AAF, after prior written notice to the Authority, may take such reasonable steps and actions as AAF reasonably believes are necessary to address the Impairment Event but, in doing so, AAF shall follow the Authority’s Road Improvement Criteria and the requirements herein regarding Road Improvements (e.g., the design and construction of any Road Improvements shall only be undertaken by professional consultants and contractors that are prequalified by the Department and acceptable to the Authority (which acceptance shall not be unreasonably withheld or delayed) and AAF shall retain a CEI firm prequalified by the Department and acceptable to the Authority to provide the CEI services to the Authority set forth in the ACPAM for all Road Improvements undertaken by AAF or its contractor. The Authority shall be liable for the costs reasonably and necessarily incurred by AAF in taking any such action, and the Authority shall pay or reimburse AAF from monies on deposit in its System General Reserve Fund (as defined in the Master Bond Resolution) and available for such purpose; provided, however, that (1) any such payment obligation by the Authority shall be expressly inferior and subordinate to the lien on and pledge of the System Pledged Revenues (as defined in the Master Bond Resolution) securing the payment of any Outstanding Bonds (as such terms are defined in the Master Bond Resolution) of the Authority, and any subordinate lien obligations of the Authority, including without limitation, any Subordinate General Reserve Fund Revenue Bonds and any payment obligations of the Authority to the Department described in Florida Statutes, Section 348.7546 and in that certain Memorandum of Understanding between the Authority and the Department effective on May 29, 2012, and (2) the payment by the Authority to AAF will be made within thirty (30) days after the Authority’s receipt of an invoice therefor, accompanied with reasonable documentation of such expenditures, in manner provided for notices under this Agreement as set forth in Subsection 32.o hereof. To the extent that the Impairment Event has been caused by AAF, its agents, employees, contractors or any other person performing services, activities or other actions for, on behalf of, or at the direction of AAF, the Authority shall have no obligations under this Section to pay or reimburse AAF. As used in this Section, AAF’s “reasonable belief or what AAF “reasonably believes” must be based upon the written advice of an engineering consultant who has been prequalified by the Department to provide engineering services on major bridge and roadway projects in the State of Florida.

11.           RELOCATION RESPONSIBILITIES; CONDITIONS FOR SHARED USE OF RAIL IMPROVEMENTS.

a.          AAF shall design and construct the Project on the Property in a manner that takes into account and accommodates the planned expansion of and improvements to State Road 528 described in the Existing Eight Laning Memorandum or any Approved Supplemental Eight Laning Memorandum. The Authority acknowledges that the Project will represent a substantial capital investment by AAF and that relocation of the Project after construction will, in certain areas, be difficult or impracticable. Subject to AAF’s obligations to build the Rail Improvements in accordance with the Approved Railroad Improvement Plans, and AAF’s obligations as to Current Utilities and Future Utilities as set forth in Subsection 6.e and Section 15 of this Agreement (collectively, the “AAF Design and Construction Obligations”), the Authority agrees that the Authority and all persons claiming by or through the Authority, including those with agreements, contracts and/or permits with the Authority, will, at no cost to AAF, accomplish future expansion, improvement, or alteration of the Authority’s State Road 528 right-of-way or any other Authority owned facility adjoining or crossing the Property in a manner that does not require relocation of the Project as constructed in accordance with the provisions of this Agreement. Except when necessitated by a breach of the AAF Design and Construction Obligations, if the Authority desires to relocate at the Authority’s cost and expense some part of the Project, the Authority shall provide AAF with a proposal for the relocation and AAF agrees to consider the proposal in good faith provided that (i) any such proposed relocation must receive prior written approval from AAF, in its sole discretion, for the Parties to proceed therewith, and (ii) the Parties acknowledge and agree that once the Project is constructed, the avoidance of affecting AAF’s use and operation of the Intercity Passenger Rail Service and the Project in any material respect is required (with it being understood that it is material for AAF to be able to operate and maintain the Project in a safe manner in order to deliver uninterrupted service to Project Passengers).

b.          It is understood and agreed that nothing in this Agreement entitles the Authority or any other party claiming through the Authority to the use of the Rail Improvements during the Term. If the Authority desires to propose the possible shared use of the Rail Improvements for any purpose, including without limitation Commuter Rail Service or Freight Rail Service, the Authority shall provide, or cause to be provided, to AAF a proposal for such shared use and AAF agrees to consider the proposal in good faith provided that (i) any such shared use must receive prior written approval from AAF, in its sole discretion, of the proposed shared use and the written agreements by which such use shall be accomplished, which agreements shall, without limitation, include terms and conditions regarding the ownership and maintenance of improvements, AAF’s control of dispatch and AAF’s priority access for its service, as well as the financial terms related thereto, and (ii) the Parties acknowledge and agree that any such shared use must not affect AAF’s use and operation of the Intercity Passenger Rail Service or Project in any material respect (with it being understood that it is material for AAF to be able to operate and maintain the Project in a safe manner in order to deliver uninterrupted service to Project Passengers).

12.           INDEMNIFICATION.

a.          Third Party Claims: Subject to the terms and conditions of this Section 12, AAF shall defend, indemnify, save and hold harmless the Authority and all of its officers, agents and employees, from any and all third-party causes of action and claims for losses, damages, costs, claims, demands, suits, judgments, fines and penalties of any kind or nature, and reasonable attorneys’ fees (including appellate and regulatory attorney’s fees), to the extent arising out of any act, error, omission, negligence or willful misconduct by or through AAF or its employees, agents, contractors, or subcontractors made in connection with AAF’s use of the Property, or any part thereof, or AAF’s construction, operation or maintenance of the Project (a “Claim” and collectively “Claims”); provided, however, that AAF will not be liable under this subsection (a) for any Claim to the extent arising out of any act, error, omission, negligence or willful misconduct by or through others, including, without limitation, the Authority, or any of the Authority’s officers, agents, employees, or contractors. AAF’s above obligation shall be triggered by the Authority’s written notice and tender of a Claim for defense and indemnification to AAF that is covered by this subsection (a). For Claims covered by this subsection (a), AAF shall provide counsel reasonably acceptable to the Authority and pay all reasonable attorneys’ fees and other litigation costs incurred to fulfill AAF’s defense and indemnification obligations under this subsection (a). Within thirty (30) days after receiving written notice of a Claim covered by this subsection (a), AAF shall send written notice to the Authority setting forth a statement of known facts pertaining thereto. AAF shall promptly send the Authority a copy of any summons, suit, or subpoena served upon or received by AAF or any of its agents, employees, or representatives, which asserts a claim or cause of action based upon any act, error, omission, negligence or willful misconduct of AAF or its employees, agents, contractors, or subcontractors in connection with AAF’s use of the Property, or any part thereof, or AAF’s construction, operation or maintenance of the Project. If the Authority receives notice of a Claim for damages that may have arisen as a result of an act, error, omission, negligence or willful misconduct of AAF or its employees, agents, contractors, or subcontractors, the Authority will promptly forward the Claim to AAF. The Authority’s failure to promptly notify AAF of a Claim will not act as or constitute a waiver of any rights of the Authority under this Agreement, except to the extent that AAF is prejudiced in a material respect as a result of such failure. As AAF proceeds to defend, indemnify, save and hold harmless the Authority from any Claim hereunder, (i) AAF shall control the defense thereof, (ii) the Authority shall, at AAF’s cost and expense, provide such assistance and cooperation in good faith as may reasonably be required to ensure the proper and adequate defense of such Claim and (iii) AAF shall have the right, without the consent of the Authority, to enter into any settlement of any such Claim so long as the settlement imposes no cost or expense on the Authority. Moreover, in no event shall the Authority have the right to enter into any settlement of any such Claim that it seeks to have indemnified hereunder without the prior written consent of AAF, which may be withheld in its sole discretion. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the requirements of this subsection (a) be construed to provide an independent legal basis to hold AAF or the Authority liable to any other person or entity for any damages, whether direct, indirect, punitive, special or consequential damages (including, but not limited to, loss of profits, interest or earnings). Nothing in this subsection (a) shall be construed as a waiver or attempted waiver by the Authority of its sovereign immunity in tort under the Constitution and the laws of the State of Florida.

b.          Damage to Authority Facilities: AAF shall also indemnify and hold harmless the Authority from any other actual losses, damages or costs of any kind or nature to State Road 528 or any other Authority owned facility or property, to the extent arising out of any act, error, omission, negligence or willful misconduct by or through AAF or its employees, agents, contractors, or subcontractors in connection with AAF’s use of the Property, or any part thereof, or AAF’s construction, operation, or maintenance of the Project; provided, however, that AAF will not be liable under this subsection (b) for any losses, damages or costs to State Road 528 or other Authority owned facility or property to the extent arising out of any act, error, omission, negligence or willful misconduct by or through others, including, without limitation, the Authority, or any of the Authority’s officers, agents, employees, or contractors.

c.          Survival: This Section 12 shall remain in full force and effect in accordance with its terms and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or by the expiration, termination, or rescission of this Agreement by any Party.

13.          INSURANCE. The following insurance is required under this Agreement:

a.          On the Effective Date, AAF shall obtain and maintain, at its sole cost and expense, commercial general liability insurance under one or more policies covering against loss or liability in connection with bodily injury, personal injury, death, or property damage, occurring on or about the Property to the extent arising out of any act, occurrence, or omission, for which AAF can be legally liable therefor in connection with AAF’s use of the Property, or any part thereof, or AAF’s construction, operation, or maintenance of the Project (provided, no liability coverage is required if not included in the then current commercial general liability coverage forms filed by its insurance carrier, from time to time, with the Florida Office of Insurance Regulation, with all coverage exclusions therein in effect). The commercial general liability insurance coverage obtained by AAF under one or more policies as described above shall extend coverage to the Authority as an additional insured (by endorsement to such policy(ies)). The commercial general liability insurance policy shall be written on an occurrence basis. The commercial general liability insurance coverage shall be in an initial amount of not less than TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) combined single limit for bodily injury, personal injury, death and property damage per occurrence, which limit may be provided by a combination of primary and excess/umbrella coverage. Prior to commencing physical construction of the Project within the Property, the commercial general liability insurance coverage amount shall be increased to a limit of not less than TWO HUNDRED MILLION AND NO/100 DOLLARS ($200,000,000.00) combined single limit for bodily injury, personal injury, death and property damage per occurrence, which limit may be provided by a combination of primary and excess/umbrella coverage. Upon commencement of Intercity Passenger Rail Service to the paying public, AAF shall obtain and maintain, at its sole cost and expense and in lieu of the foregoing commercial general liability insurance policy, railroad liability insurance under one or more policies providing coverage against loss or liability in connection with bodily injury, personal injury, death, or property damage, occurring on or about the Property to the extent arising out of any act, occurrence, or omission, for which AAF can be legally liable therefor in connection with AAF’s use of the Property, or any part thereof, or AAF’s operation or maintenance of the Intercity Passenger Rail Service or the Project. The railroad liability insurance coverage to be obtained by AAF shall be maintained under one or more policies and, as described above, shall extend coverage to the Authority as an additional insured (by endorsement to such policy(ies)). Each such railroad liability insurance policy shall be written on an occurrence basis, or where such policy cannot not be procured on an occurrence basis at commercially reasonable rates after good faith effort to procure same by AAF, on a “claims made” basis. The insurance coverage shall not be less than TWO HUNDRED MILLION AND NO/100 DOLLARS ($200,000,000) per occurrence, or on a claims made basis as the case may be depending on the type of policy procured, which limit can be provided by a combination of primary and excess coverage.

b.          The foregoing policy or policies under which such commercial general liability or railroad liability coverage is provided may include a deductible or self-insured retention not in cumulative excess of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) on the condition that:

i.          Each such insurance policy explicitly provides that the obligations of the policy issuer(s) to the Authority as an additional insured shall not be diminished in any way by AAF’s failure to pay its deductible or self-insured retention obligation for any reason (or, in the alternative, if such policies do not so provide with regard to self-insured retentions (A) each such insurance policy explicitly provides that the Authority may pay such self-insured retention should AAF fail to do so when due, and (B) AAF provides security in favor of the Authority, which shall insure the prompt payment of such self-insured retention when due, such as a bond, a letter of credit and/or a guaranty, each subject to the Authority’s review and approval of the form and content thereof);

ii.          AAF delivers documentation to the Authority upon request, but no less frequently than annually, that provides assurance to the Authority’s reasonable satisfaction that the self-insurance arrangements adequately protect the Authority against liability for bodily injury, personal injury, death and property damage. For example purposes only and not as a means of limitation, an adequate, segregated self-insurance retention fund to cover the deductible or self-insured retention amount will be deemed to satisfy the requirements of this subsection (ii); and

iii.          AAF promptly pays any and all amounts due under such deductible or self-insured retention in lieu of insurance proceeds which would have been payable if the insurance policies had not included a deductible or self-insured retention amount.

As used in this Agreement, “self insurance” shall mean that AAF is itself acting as though it were the insurance company providing the insurance required under the provisions of this Agreement. AAF shall furnish evidence of insurance reasonably acceptable to the Authority before the Effective Date and of the increased limit before commencing physical construction of the Project within the Property and shall provide the Authority with evidence of renewal or replacement insurance at least thirty (30) days prior to the expiration or termination of such insurance.

c.          Prior to entering the Property to commence any physical work covered thereby, AAF shall provide evidence, in a policy reasonably acceptable to the Authority, of professional liability insurance in a minimum amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) for any engineering, architectural, or land surveying work required in constructing the Project on the Property, procured and maintained by those third parties performing such work for or on behalf of AAF. AAF shall provide evidence of such required professional liability insurance coverage at all times during activities on the Property covered thereby, with tail coverage for at least three (3) years after completion of construction of the Project. AAF shall furnish evidence of such insurance reasonably acceptable to the Authority before commencing any physical work covered thereby within the Property and shall require the third parties performing the foregoing work for or on behalf of AAF to provide AAF and the Authority with renewal or replacement evidence of insurance at least thirty (30) days prior to the expiration or termination of such insurance.

d.          Prior to entering the Property to commence any physical activities therein, AAF shall provide evidence of worker’s compensation insurance in the amount required by law and employer’s liability coverage of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) per occurrence, covering all persons employed by AAF in connection with AAF’s activities and operations within the Property. Such insurance shall be endorsed to provide coverage for any and all liabilities resulting from any applicable employee liability regime, including without limitation, the Federal Employers Liability Act.

e.          Prior to commencement of any physical construction of the Project within the Property, AAF shall provide evidence of builders’ risk insurance in the amount of the construction cost of the Rail Improvements, with waiver of subrogation provisions.

f.          Upon completion of construction of the Project and prior to commencing operations of the Project within the Property, AAF shall provide evidence of extended or broad form coverage property insurance with waiver of subrogation provisions covering the Rail Improvements, with coverage sufficient to cover the probable maximum loss of such Rail Improvements and alterations made by AAF pursuant to the terms hereof, which shall include coverage for damage by fire and lightning, theft, vandalism and malicious mischief, or the ISO Causes of Loss - Special Form, as well as flood insurance.

g.          Except with respect to railroad liability insurance as set forth below, all insurance policies required to be carried by AAF as provided in this Section shall be issued by insurance companies authorized by subsisting certificates of authority issued to the companies by the Department of Insurance of the State of Florida or an eligible surplus lines insurer under Section 626.918, F.S., or with respect only to Workers’ Compensation Insurance, authorized as a group self-insurer pursuant to Section 440.572 F.S. which has been in continuous operation in the State of Florida for five (5) years or more or authorized as a commercial self-insurance fund pursuant to Section 624.462, F.S. which has been in continuous operation in the State of Florida for five (5) years or more. In addition, such insurers, other than those authorized by Section 440.572, F.S. (individual self-insurers) or Section 624.462, F.S. (commercial self insurance funds), shall have and maintain throughout the period for which coverage is required, a Best’s Rating of “A-” or better and a Financial Size Category of “VII” or better according to the most recent edition of “Best’s Key Rating Guide” for insurance companies. It is acknowledged and agreed that insurers providing railroad liability insurance at the applicable coverage limits may not meet the foregoing requirements and such policies may need to be procured from providers outside the United States of America. Nevertheless, such insurers shall have and maintain throughout the period for which coverage is required, a Best’s Rating of “A-” or better and a Financial Size Category of “VII” or better according to the most recent edition of “Best’s Key Rating Guide” for insurance companies. AAF shall furnish to the Authority, not less than fifteen (15) days before the date the insurance is first required to be carried by AAF, and thereafter before the expiration of each policy, true and correct certificates of insurance, using the appropriate ACORD form of certificate or its equivalent, and necessary endorsements evidencing the coverages required under this Section and the inclusion of the Authority as an additional insured, with a copy of each policy, if requested by the Authority (with the exception of workers’ compensation insurance and professional liability insurance on account of which the Authority shall not be an additional insured). Such certificates shall provide that should any policies described therein be cancelled before the expiration date thereof, notice will be delivered to the certificate holder by the insurer in accordance with the policy provisions regarding same. Further, AAF agrees that the insurance coverage required from AAF hereunder shall not be terminated or modified in any material way without thirty (30) days advance written notice from AAF to the Authority and that AAF shall require the third parties performing the foregoing work for or on behalf of AAF to provide AAF and the Authority with renewal or replacement evidence of insurance at least thirty (30) days prior to the expiration or termination of such insurance. Each policy required from AAF hereunder shall be written on an occurrence basis (except for any professional liability insurance policy, which shall be written on a claims-made basis as provided hereinabove, and with the possible exception of the railroad liability insurance policy when the same cannot be procured on an occurrence basis as provided for in Subsection 13.a herein).

h.          In the event AAF shall fail to procure insurance required under this Section or fail to maintain the same in full force and effect continuously during the Term of this Agreement and any renewal thereof or fail to meet its obligations with respect to any deductible or self-insured retention amount under this Agreement, the Authority shall be entitled, after thirty (30) days prior written notice to AAF of AAF’s default hereunder and AAF’s failure to cure such default within said thirty (30) days, to require AAF to immediately discontinue all construction activities related to the Project and immediately discontinue operation of the Project until AAF has provided the Authority reasonably satisfactory evidence that the required insurance has been obtained and the other obligations of AAF under this section have been met. No cessation of construction or operations required by the Authority under this section shall relieve AAF of any of its other obligations under this Agreement.

i.          To the extent permitted by applicable law, the Authority and AAF hereby waive all rights against each other, and against their consultants, contractors, subcontractors, sub-subcontractors, agents and employees, for damages covered and paid by property insurance obtained by either in connection with the Property. The property insurance policies (including policies for builder’s risk insurance) obtained by AAF related to the Property or the Project from and after the Effective Date shall provide waivers of subrogation by endorsement or otherwise.

14.           EMINENT DOMAIN. AAF acknowledges and agrees that its relationship with the Authority under this Agreement is one of easement holder and no other relationship either expressed or implied shall be deemed to apply to the Parties under this Agreement. Termination of this Agreement by the Authority pursuant to the terms of this Agreement for any cause expressly provided for in this Agreement shall not be deemed a taking under any eminent domain or other law so as to entitle AAF to compensation for any interest suffered or lost as a result of termination of this Agreement, including but not limited to (a) any residual interest in the Agreement, or (b) any other facts or circumstances arising out of or in connection with this Agreement. AAF acknowledges it has no property interest associated with this Agreement under state or federal law other than an easement interest under this Agreement. However, if the Authority commences an actual eminent domain proceeding to condemn any or all of AAF’s easement interest in the Property under this Agreement, AAF shall have the right to seek just compensation for damages in accordance with applicable law. The intent of this section is that: (y) AAF shall not be entitled to assert claims in inverse condemnation or for eminent domain damages, fees, or costs (business, severance or otherwise) in any action between the Parties that is fundamentally a dispute over the rights and responsibilities of the Parties under this Agreement (including the rights of the Authority to terminate this Agreement); but (z) AAF will be able to fully defend against a purely eminent domain action brought by the Authority in which the issues are the Authority’s right under the Florida Constitution and applicable Florida Statutes to condemn all or a part of AAF’s easement interest and the compensation AAF may be entitled to as a result of the condemnation. Notwithstanding the foregoing, or anything to the contrary contained in this Agreement, it is understood and agreed that AAF has not waived, but rather has expressly reserved, any and all rights, remedies and defenses available to AAF, at law and in equity, in the event that any use, occupancy, or title of the Property, or any part thereof, is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person or authority not a party to this Agreement having the power to do so through eminent domain or other law, including without limitation, the right to seek just compensation for damages arising out of any such taking and the right to seek adequate substitute facilities in accordance with law.

15.          UTILITIES. In addition to the provisions of Section 6.e herein:

a.          AAF shall be responsible, at no cost or expense to the Authority, for locating and identifying potential conflicts between the Project and Current Utilities. In the event that any conflicts exist with Current Utilities as of the Effective Date, AAF shall make such adjustments in the Project, at no cost or expense to the Authority, so as to avoid the conflict and not disturb the utility without the utility’s consent, with it being understood and agreed that nothing herein shall prevent AAF from negotiating, and completing, the relocation of any such Current Utilities with the owners thereof at no cost or expense to the Authority.

b.          For utilities to be installed on the Property pursuant to an Authority permit issued after the Effective Date (“Future Utilities”), the Authority shall deliver advance written notice to AAF describing, with specificity, the use and location thereof. When the Authority receives a completed application for a permit to install Future Utilities, the Authority will provide a copy of the completed application to AAF in the manner provided for notice under this Agreement. AAF shall advise the Authority in writing of any potential conflicts between the identified Future Utility and the Project that would adversely affect AAF’s use and operation of the Intercity Passenger Rail Service or the Project in any material respect (with it being understood that it is material for AAF to be able to operate and maintain the Project in a safe manner in order to deliver uninterrupted service to Project Passengers) and any specific written objections to the issuance of the permit within ten (10) days of its receipt of a copy of the completed application from the Authority for the Authority to document appropriate conditions when issuing the permit. AAF shall at the same time provide a copy of its response of any potential conflicts with specific written objections to the Future Utility permit applicant and the Authority’s Maintenance Engineer at the local office identified in the Authority’s notice. Access by or through the Authority to the Property for any such Future Utilities shall be subject to the terms of Section 6 and Future Utilities shall be installed, permitted, designed, managed, maintained, inspected, repaired and rehabilitated (whether by the Authority, the State or third parties) in compliance with the Authority’s rules and in accordance with conditions imposed by the Authority in accordance with this Agreement to avoid an adverse material effect on AAF’s use and operation of the Project identified by AAF to the Authority as provided above in this subsection b.

c.          AAF shall be responsible, at no cost to the Authority, for any property damage to (i) any Current Utilities and (ii) Future Utilities about which AAF receives advance written notice from the Authority (describing, with specificity, the use and location thereof), to the extent caused by AAF’s construction, operation, or maintenance activities on the Property and AAF shall hold the Authority harmless pursuant to Section 12 to the extent that Claims of property damage to such Current Utilities and Future Utilities are made by the owners of such utilities arising out of any act, error, omission, negligence or willful misconduct of AAF or its employees, agents, contractors, or subcontractors.

d.          Any utilities providing services to AAF in connection with the operation, maintenance, improvement or repair of Intercity Passenger Rail Service shall apply to the Authority for a utility permit under its rules applicable thereto if installing facilities in the Property. For purposes hereof, “utility(ies)” shall mean infrastructure such as pipes, wires, pole lines, and appurtenances used to transport or transmit, electricity, steam, gas, water, waste, voice or fiber optic cable, data communications, cellular service, radio signals, or storm water not discharged onto the Property, other facilities and uses treated as utilities by governmental departments of transportation or railroads or any other installation for which a permit is required by the Department in accordance with the Department rules adopted under Section 337.401, Florida Statutes or the rules of the Authority.

Notwithstanding the foregoing, AAF shall have the right, but not the obligation, at all times during the term of this Agreement, to install, design, manage, maintain, repair, and rehabilitate utilities or other services for its own account that are necessary or legally required for the operation, maintenance, improvement or repair of Intercity Passenger Rail Service.

16.          TAXES AND ASSESSMENTS. AAF shall pay and discharge as they become due, promptly and before any delinquency, all lawfully imposed taxes, assessments, rates, charges, license fees, levies, excises or imposts (collectively, “Taxes”), whether general or special, ordinary or extraordinary, of every name, nature, and kind whatsoever imposed as a result of AAF’s use or occupancy of, or conduct of business on or from, the Property or the operation of the Project, including, but not limited to, all governmental charges of whatsoever name, nature, or kind, which may be levied, assessed, or charged, including any ad valorem, personal property, or other potentially applicable tax imposed by virtue of the provisions of law, including, but not limited to Chapters 196 or 212, F.S., that may become a lien or charge on or against the Property, AAF’s interest in the Property, or any part of the Property. If requested by the Authority, AAF shall obtain and deliver receipts or duplicate receipts for all Taxes required under this Agreement to be paid by AAF. Nothing herein shall prevent AAF from challenging any Taxes.

17.           EVENTS OF DEFAULT. Each of the following events is hereby declared an event of default (“Event of Default”):

a.          Event of Default by AAF:

i.          The determination that any warranty, representation or other statement by AAF contained in this Agreement, was known to be false or misleading at the time made in any material respect.

ii.          The entry of an order or decree, with the acquiescence of AAF, appointing a receiver for any part of the Project; or if such order or decree, having been entered without the consent or acquiescence of AAF, shall not be vacated or discharged or stayed on appeal within 120 days after the entry thereof.

iii.          The institution of any proceeding, with the acquiescence of AAF, for the purpose of effecting a composition between AAF and its creditors or for the purpose of adjusting the claims of such creditors, pursuant to any federal or state statute now or hereafter enacted; or if such proceeding, having been instituted without the consent or acquiescence of AAF, shall not be vacated or discharged or stayed on appeal within 120 days after the institution thereof.

iv.          The institution of any bankruptcy, insolvency or other similar proceeding by AAF under federal or state bankruptcy or insolvency law now or hereafter in effect or the failure by AAF to obtain a dismissal within 120 days after filing of any bankruptcy, insolvency or other similar proceeding against AAF under federal or state bankruptcy or insolvency law now or hereafter in effect.

v.          The failure by AAF to complete construction of the Project and begin providing Intercity Passenger Rail Service from South Florida to Orlando within ten (10) years of the Effective Date of this Agreement (subject to extension for Force Majeure Events).

vi.          The failure to operate Intercity Passenger Rail Service from South Florida to Orlando, following commencement of Intercity Passenger Rail Service for a period longer than three (3) consecutive years (subject to extension for Force Majeure Events).

vii.          Any failure to comply with any other material provisions of this Agreement or failure in the performance or observance of any of the covenants or actions required by this Agreement in any material respects beyond the cure period applicable thereto, if any (a “General Non-compliance Default”), provided, however, that AAF shall have a period of thirty (30) days following receipt of written notice from the Authority within which to cure a General Non-compliance Default; provided, however, that if the General Non-compliance Default reasonably requires more than thirty (30) days to cure, AAF shall have an additional reasonable period to cure the General Non-compliance Default so long as AAF commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.

b.          Events of Default by Authority. Any failure by the Authority to comply with the material provisions of this Agreement or failure in the performance or observance of any of the covenants or actions required by this Agreement in any material respects, provided, however, that the Authority shall have a period of thirty (30) days following receipt of written notice from AAF within which to cure a default; provided, however, that if the default reasonably requires more than thirty (30) days to cure, the Authority shall have an additional reasonable period to cure the default so long as the Authority commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.

18.           REMEDIES.

a.          Upon any Event of Default by AAF, the Authority may pursue any available remedy at law or in equity, including:

i.          By mandamus or other proceeding at law or in equity, cause AAF to remit to the Authority funds sufficient to enable the Authority to cure the Event of Default.

ii.          By action or suit in equity, require AAF to account for all moneys owed to the Authority pursuant to this Agreement.

iii.          By action or suit in equity, seek to enjoin any acts or things which may be unlawful or in breach of this Agreement or bring an action for specific performance of AAF’s obligations under this Agreement.

iv.          By applying to a court of competent jurisdiction, seek to cause the appointment of a receiver to manage the Project, establish and collect fees and charges, and apply the revenues to the reduction of the obligations under this Agreement.

v.          By suing AAF for payment of amounts due, or becoming due, with interest on overdue payments together with all costs of collection, including attorneys’ fees.

vi.          Exercising its self-help right set forth in Subsections 6.b, 6.d and l0.a herein.

b.          Notwithstanding anything to the contrary contained in this Agreement, the Authority shall only have the right to terminate or seek to terminate or rescind this Agreement for an Event of Default under Subsection 17.a.v regarding failure to complete construction or Subsection 17.a.vi regarding failure to operate (each, a “Termination Event of Default”). The Authority’s exercise of its right to require the discontinuation of all construction activities and operation of the Project in Section 13 upon a failure of AAF to comply with the insurance requirements thereof, shall not be construed as or deemed to be a Termination Event of Default nor shall it be deemed a taking under any eminent domain or other law. Moreover, for a Termination Event of Default, the termination of this Agreement shall be the Authority’s exclusive remedy therefor. If the Authority elects to terminate this Agreement for a Termination Event of Default, the Authority may do so by providing 90 days advance written notice to AAF (subject to the rights of any Mortgagee under this Agreement, including the rights set forth in Sections 25 through 28).

c.          AAF may also elect to terminate this Agreement at any time prior to the commencement of construction of the Project on the Property, for any reason or for no reason, by providing 90 days advance written notice to the Authority (subject to the rights of any Mortgagee under this Agreement, including the rights set forth in Sections 25 through 28). Further, in the event that (i) a lease is executed by and between the Department and AAF for the use of State Road 528 right-of-way owned by the Department for the purposes of constructing and operating an Intercity Passenger Rail Service between Orlando and Miami, and (ii) that lease is terminated, then (iii) AAF may elect to terminate this Agreement by providing 90 days advance written notice to the Authority (subject to the rights of any Mortgagee under this Agreement, including the rights set forth in Sections 25 through 28).

d.          Upon any Event of Default by the Authority, AAF may pursue any available remedy at law or in equity, including the following remedies:

i.          By mandamus, specific performance action or other proceeding at law or in equity, to require any act not involving the payment of money.

ii.          By action or suit in equity, seek to enjoin any acts or things which may be unlawful or in breach of this Agreement or for the specific performance of the Authority’s obligations under this Agreement other than the payment of money or for damages of any kind or nature whatsoever.

e.          Notwithstanding the foregoing, or anything to the contrary in this Agreement, in no event shall AAF or the Authority be liable to each other directly for any indirect, punitive, special or consequential damages whether arising in contract, tort or otherwise; provided, however that this provision shall not nullify or excuse AAF’s obligation to defend, indemnify, save and hold harmless the Authority from such damages asserted as third party Claims as set forth in Subsection 12(a) herein. Nothing in this Section 18 shall be construed as a waiver or attempted waiver by the Authority of its sovereign immunity in tort under the Constitution and the laws of the State of Florida. The limitation of remedies provided in this paragraph shall survive the expiration or termination of this Agreement.

19.           REMEDIES NOT EXCLUSIVE; DELAY AND WAIVER. Except as otherwise expressly set forth in this Agreement, no remedy conferred upon or reserved to the Authority or AAF under this Agreement is exclusive and every such remedy shall be cumulative and shall be in addition to every other remedy. No delay or omission by the Authority or AAF to exercise any right or power accruing as a result of an Event of Default shall impair any such right or power or shall be construed to be a waiver of any such default or acquiescence therein, and every such right and power may be exercised as often as may be deemed expedient. No waiver of any default under this Agreement shall extend to or affect any subsequent default, whether of the same or different provision of this Agreement, or shall impair consequent rights or remedies.

20.           TERMINATION. Subject to the rights of any Mortgagee under this Agreement, including the rights set forth in Sections 25 through 28, upon the termination or the expiration of this Agreement, this Agreement shall end and the Authority and AAF shall have no further obligation or commitment under this Agreement, except as to obligations and commitments that are expressly stated to survive the expiration or termination of this Agreement (including the applicable terms of Sections 7, 12, 16, 18, 22, 23 and 28 and subsections d, e, h, and m of Section 32, such as the provisions of Section 7 that apply to AAF’s option to remove Rail Improvements and other property or abandonment of same).

21.           PROHIBITED INTERESTS. Neither AAF nor any of its contractors, subcontractors, or consultants shall enter into any contract with one another, or arrangement in connection with the Project or any property included or planned to be included in the Project, which violates any provision of Chapter 112, Florida Statutes, relating to conflicts of interest and prohibited transactions. AAF shall further diligently abide by all applicable provisions of Florida law regulating AAF with respect to procurement, contracting, and ethics, in all material respects. AAF shall insert in all contracts entered into in connection with the Project subsequent to the date hereof, and shall hereafter require its contractors and consultants to insert in each of their subcontracts the following provision:

“AAF is governed in its contracts and transactions by provisions of Florida law relating to conflicts of interest, prohibited transactions, and ethics in government. All parties to contracts with AAF relating to this project shall familiarize themselves with Chapter 112, Florida Statutes, and with general Florida law regulating ethical requirements, prohibitions, and limitations with respect to procurement and contracts.”

The provisions of this subsection shall not be applicable to any agreement between AAF and its fiscal depositories, or to any agreement for utility services the rates for which are fixed or controlled by a governmental entity.

22.           ENVIRONMENTAL POLLUTION. Execution of this Agreement constitutes a certification by AAF that the Project will be carried out in conformance with all applicable environmental laws and regulations including those relating to:

a.          the manufacture, processing, use, distribution, existence, treatment, storage, disposal, generation, and transportation of hazardous substances and pollutants;

b.          air, soil, surface and subsurface strata, stream sediments, surface water, and groundwater;

c.          releases of hazardous substances and pollutants;

d.          protection of wildlife, endangered, and threatened species and species of special concern, wetlands, water courses and water bodies, historical, archeological, and paleontological resources, and natural resources;

e.          the operation and closure of underground storage tanks (if any) installed by AAF;

f.          health and safety of employees and other persons with respect to hazardous substances;

g.          notification, documentation, and record keeping requirements relating to the foregoing; and

h.          the securing of any applicable permits.

AAF will be responsible for any liability in the event of AAF’s non-compliance with applicable environmental laws or regulations, including the securing of any applicable permits, and for any liability that results from AAF’s (or its contractor’s) failure to exercise due care and take reasonable precautions with respect to any hazardous material or substance or pollution existing on the Property, taking into consideration the characteristics of such hazardous material or substance or pollution, in light of all relevant facts and circumstances, and will reimburse the Authority for any loss incurred in connection therewith. If in the course of, and as a result of, construction of the Project remediation of any hazardous material or substance or pollution existing on the Property as of the Effective Date is required by law, AAF shall timely perform, or cause to be performed, such remediation work as is required under applicable law. AAF and the Authority shall share equally in the cost of such remediation; provided, however, that if to the Authority’s Actual Knowledge by receipt of official written notice from the appropriate state or federal regulatory agency prior to the Effective Date that any such hazardous material or substance or pollution existed on the Property, and the existence thereof was not made known to AAF, in writing, on or before the Effective Date, then the Authority shall be responsible to pay the entire cost of the remediation work.

The provisions of this Section 22 shall survive the expiration or earlier termination of this Agreement.

23.           JURY TRIAL WAIVER. AAF AND THE AUTHORITY EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN. The provisions of this Section 23 shall survive the expiration or earlier termination of this Agreement.

24.           RESTRICTIONS ON TRANSFERS AND PROHIBITION OF ENCUMBRANCES.

a.          AAF shall not assign or transfer any of the rights granted herein without the prior written consent of the Authority, this Easement being executed by the Authority upon the credit and reputation of AAF; provided, however, the foregoing shall not preclude AAF from utilizing its employees or engaging others, such as contractors, operators and agents, in connection with the design, construction, operation and/or maintenance of Intercity Passenger Rail Service within the Property or from granting access to and from the Property in connection therewith. Pursuant to applicable law, including, but not limited to, section 11.066(5), Florida Statutes, the Authority’s interest in the Property is not subject to a lien of any kind. Except as provided below, AAF shall not allow any mortgages, liens, or other encumbrances to attach to the Property as a result of the financing or construction of the Project, or use of the Property by AAF and AAF indemnifies and agrees to hold the Authority harmless of and from any such encumbrances.

b.          AAF may, without the Authority’s consent, effect an assignment or a transfer of an equity interest in AAF as follows (each a “Permitted Transfer”): (i) in connection with a transaction with (A) a parent, subsidiary, affiliate, division, or entity controlling, controlled by, or under common control with AAF; or (B) a successor entity as a result of merger, consolidation, reorganization, or government action; or (ii) any transfer by the member of AAF of a portion of its ownership interests in AAF to an entity provided the member of AAF retains an interest therein. In addition, any change in ownership of the equity interests of AAF as a result of a public offering of stock, and any transfer of the equity interests of AAF by persons or parties through the “over-the-counter market” or through any recognized stock exchange or through a tender offer, shall not be deemed to be an assignment requiring the Authority’s consent.

c.          If after completion of construction of the Project and the provision of bona fide Intercity Passenger Rail Service to the paying public on the Property for a period of at least three years, AAF requests the Authority’s consent in connection with an assignment of this Agreement that is not a Permitted Transfer, the Authority’s consent will not be unreasonably withheld if there is no existing uncured Event of Default by AAF and the Authority reasonably determines, in its sole discretion, that the proposed transferee is capable of performing the obligations and covenants of AAF under this Agreement, which determination shall be based upon and take into account the following factors: (1) the financial strength and integrity of the proposed transferee, its direct or indirect beneficial owners, any proposed managers or operating partners and each of their respective affiliates; (2) the experience of the proposed transferee or any operator to be engaged by the proposed transferee in operating rail systems similar to the Project and performing other relevant projects; (3) whether the proposed transferee, its proposed operator, or any of their respective officers, directors, managers, general partners, or senior management personnel, (a) have been convicted of any felony or misdemeanor involving fraudulent behavior, any violation of state or federal antitrust laws with respect to a public contract, or any violation of any state or federal law involving bribery, collusion, conspiracy, or material misrepresentation with respect to a public contract, or (b) have failed to resolve any material regulatory compliance issue for a sustained period of time; and (4) any law which would prohibit the Authority from directly entering into this Agreement with the proposed transferee. Any proposed transferee shall be required to deliver to the Authority a certificate in which the proposed transferee makes the representations and warranties covering the matters set forth in Section 31(i) of this Agreement. A transferee must agree to be bound by all the terms and conditions of this Agreement from and after the effective date of the transfer. No transfer shall relieve AAF of its obligations under this Agreement with respect to any period after the Effective Date through the effective date of the transfer. Before considered effective, documentation of the assignment or transfer of this Easement shall be recorded in the Official Records of Orange County, Florida, and the cost of such recording and any associated documentary stamps shall be at the expense of AAF or the transferee.

d.          The Authority may, without the consent of AAF or the Mortgagee, at anytime during the Term hereof transfer this Agreement and it rights and obligations hereunder to such agency of the State of Florida or department of the State of Florida that by act of the state legislature becomes the owner of the Property by way of merger, consolidation or reorganization.

25.          MORTGAGES. AAF may, at its sole cost and expense and without the consent of the Authority, execute, deliver and cause or permit to be recorded against AAF’s interest in the Property and AAF’s improvements and facilities on the Property (excluding the Road Improvements whether on or adjacent to the Property), one or more Mortgages (as hereinafter defined), if at the time any such Mortgage is executed and delivered to the Mortgagee, no Event of Default by AAF exists or if an existing Event of Default by AAF will be cured in connection with the Mortgage, and upon and subject to the following terms and conditions:

a.          a Mortgage may not secure any debt issued by any person other than AAF or for any purpose other than the Project;

b.          no Mortgage or other instrument purporting to mortgage, pledge, encumber, or create a lien, charge or security interest on or against any or all of AAF’s interest in the Property shall extend to or affect the fee simple interest in the Property, the Authority’s interest hereunder, or any other interest and estate of the Authority in and to the Property or any part thereof;

c.          the Authority shall have no liability whatsoever for payment of the principal sum secured by any Mortgage, or any interest accrued thereon or any other sum secured thereby or accruing thereunder, and the Mortgagee shall not be entitled to seek any damages or other amounts against the Authority for any or all of the same;

d.          the Authority shall have no obligation to any Mortgagee in the enforcement of the Authority’s rights and remedies herein and by law except as expressly set forth in this Agreement and provided further that none of Mortgagee provisions shall (i) be operative unless such Mortgagee has provided the Authority with notice of its Mortgage and a true and complete copy of the of the Mortgage or (ii) remain operative unless such Mortgagee has provided the Authority with true and complete copies of any amendments or modifications to its Mortgage promptly after any such amendments or modifications have been executed by the parties thereto;

e.          each Mortgage shall provide that if an event of default under the Mortgage has occurred and is continuing and the Mortgagee gives notice of such event of default to AAF, then the Mortgagee shall give notice of such default to the Authority;

f.          subject to the terms of this Agreement and except as specified herein, all rights acquired by a Mortgagee under any Mortgage shall be subject and subordinate to all of the provisions of this Agreement and to all of the rights of the Authority under this Agreement;

g.          while any Mortgage is outstanding, the Authority shall not agree to any amendment to or modification of this Agreement or agree to a voluntary surrender or termination of this Agreement by AAF without the consent of the Mortgagee (with it being understood that this does not affect the Authority’s right to terminate this Agreement under the provisions of Section 18 herein, subject to the rights of any Mortgagee under Sections 25 through 29);

h.          notwithstanding any enforcement of the security of any Mortgage, AAF shall remain responsible to the Authority for the performance and observance of all of AAF’s covenants and obligations under this Agreement;

i.          except as expressly provided in this Agreement, a Mortgagee shall not, by virtue of its Mortgage, acquire any greater rights or interest in the Property than AAF has at any applicable time under this Agreement;

j.          each Mortgagee, the Authority and AAF shall enter into a consent agreement in a form acceptable to all parties whereby all parties consent to the assignment of the Mortgage to an agent in connection with the financing of the Mortgage; provided that such consent agreement shall be in a customary form and shall include the rights and protections provided to the Mortgagee in this Agreement and shall not: (i) obligate the Authority in any manner not contained in this Agreement, (ii) contain any representations, warranties or indemnifications by the Authority not contained in this Agreement, and (iii) contain any remedy against the Authority not contained in this Agreement. The remedies under said consent agreement shall be also so limited. Nothing in this subsection j shall obligate the Authority to consent to service of process in connection with any legal proceeding brought outside of Orange County, Florida or outside of the State of Florida (or the commencement or prosecution of any legal proceeding brought outside of Orange County, Florida or the State of Florida) or enter into any agreement not governed by Florida law; and

k.          whenever a Mortgage exists as to which the Authority has been provided notice in accordance with the requirements of this Agreement, and until the obligations of AAF secured by such Mortgage have been completely paid and performed and the Mortgage has been discharged, the Authority shall send to the Mortgagee, by certified or registered mail, a true, correct and complete copy of any notice to AAF of a default by AAF under the Agreement at the same time as and whenever any such notice of default shall be given by the Authority to AAF, addressed to Mortgagee at the address last furnished to the Authority by such Mortgagee. No notice by the Authority shall be deemed to have been given unless and until a copy thereof shall have been so given to and received by Mortgagee.

AAF or any Mortgagee shall notify the Authority in writing of the execution of such Mortgage and provide the Authority a true and complete copy thereof, and from time to time, true and complete copies of all modifications thereof promptly after any such modifications are executed, and specify the name and place for service of notice upon such Mortgagee. Upon such notification to the Authority that AAF has entered, or is about to enter, into a Mortgage, the Authority hereby agrees for the benefit of such Mortgagee, and within thirty (30) days after written request by AAF, to execute and deliver to AAF and Mortgagee an agreement, in a customary form acceptable to all parties which shall include the rights and protections provided to the Mortgagee in this Agreement and shall not: (i) obligate the Authority in any manner not contained in this Agreement, (ii) contain any representations, warranties or indemnifications by the Authority not contained in this Agreement, or (iii) contain any remedy against the Authority not contained in this Agreement. Nothing herein shall obligate the Authority to consent to service of process in connection with any legal proceeding brought outside of Orange County, Florida or outside the State of Florida (or the commencement or prosecution of any legal proceeding brought outside of Orange County, Florida or outside the State of Florida) or enter into any agreement not governed by Florida law. Notwithstanding anything in this Agreement to the contrary, if there is more than one Mortgagee, only that Mortgagee, to the exclusion of all other Mortgagees, which AAF or the Mortgage first notified the Authority of the execution of a Mortgage, shall have the rights as a Mortgagee under this Agreement, unless such Mortgagee has designated in writing another Mortgagee to exercise such rights; provided, however, that a notice to the Authority of a Mortgage may name more than one Mortgagee and the rights referred to in this Agreement may extend to all Mortgagees named therein if such notice is submitted by a representative of all such Mortgagees (which representative may itself be a Mortgagee). Any references in this Agreement to the “Mortgagee” shall be references to the Mortgagee or representative of more than one Mortgagee, acting on behalf of such Mortgagees, the notice of whose Mortgage was earliest received by the Authority unless the context otherwise requires.

For purposes hereof, a “Mortgage” is a mortgage or other similar security agreements given to any Mortgagee of the easement interest of AAF hereunder, and shall be deemed to include any mortgage or trust indenture under which this Agreement shall have been encumbered, and including any and all renewals, modifications, advances, additions, and extensions of or to a Mortgage. A “Mortgagee” is a public or private lending source or institution, federal, state, county or municipal governmental agency or bureau, bank, savings and loan, pension fund, insurance company, real estate investment trust, tax credit syndication entity, or other real estate investment or lending entity, savings bank, whether local, national or international, and/or the holder of any purchase money mortgage given back to a transferor, that is or becomes the holder, mortgagee or beneficiary under any Mortgage and the successors or assigns of such holder, mortgagee or beneficiary, and shall be deemed to include, without limitation, the trustee under any such trust indenture and the successors or assigns of such trust. A parent, subsidiary, affiliate, division, or entity controlling, controlled by, or under common control with AAF shall not be a “Mortgagee” for the purposes of this Agreement.

26.           MORTGAGEE’S RIGHT TO CURE. AAF irrevocably directs that the Authority accept, and the Authority agrees to accept, performance and compliance by a Mortgagee of and with any term, covenant, agreement, provision, condition or limitation on AAF’s part to be kept, observed or performed under the Agreement with the same force and effect as though kept, observed or performed by AAF. Notwithstanding anything provided to the contrary in the Agreement, the Agreement shall not be terminated because of a Termination Event of Default until and unless: (i) notice of any such Termination Event of Default shall have been delivered to Mortgagee in accordance with the provisions of this Agreement; and (ii) the Mortgagee has not cured such default within ninety (90) days following receipt of such notice or, (iii) if such default is curable but cannot be cured within such time period, the Mortgagee has not notified the Authority within such time period that it intends to cure such default, has not diligently commenced to cure such default, or does not prosecute such cure to completion within one hundred eighty (180) days.

Furthermore, notwithstanding anything to the contrary contained herein, if Mortgagee determines to foreclose or cause its designee to foreclose the Mortgage or to acquire or cause its designee to acquire AAF’s interest in the Property or to succeed or cause its designee to succeed to AAF’s possessory rights with respect to the Property or to appoint a receiver before it effectuates the cure of any AAF default, the cure periods set forth above shall be extended by any period during which foreclosure proceedings, or legal proceedings to succeed to AAF’s possessory rights, or proceedings to appoint the receiver are conducted, as the case may be. Any such proceedings shall be commenced promptly after the notice of default is delivered to Mortgagee and shall be diligently prosecuted to conclusion and the Authority is hereby granted the right, but not the obligation, to appear in such proceedings to monitor the diligent prosecution thereof and to urge the Court to require the parties to so proceed with diligence. Promptly after Mortgagee or a designee of Mortgagee acquires the Property pursuant to foreclosure proceedings or otherwise or succeeds to AAF’s possessory rights or promptly after a receiver is appointed, as the case may be, Mortgagee or its designee shall cure said default.

27.           RIGHTS OF A MORTGAGEE. The Authority hereby consents to the following rights of a Mortgagee, and agrees that a Mortgage may contain provisions for any or all of the following:

a.          An assignment of AAF’s share of the net proceeds from available insurance coverage or from any award or other compensation resulting from a total or partial taking of the Property by condemnation (including a Mortgagee’s right to disburse such proceeds in accordance with the terms of the Mortgage);

b.          The entry by Mortgagee upon the Property, upon reasonable notice to the Authority and AAF as necessary to insure the safety of the Project operations and the safety of the travelling public, to view the state of the Property;

c.          A default by AAF under the Agreement being deemed to constitute a default under the Mortgage;

d.          An assignment of AAF’s right, if any, to terminate, cancel, modify, change, supplement, alter, renew, or amend the Agreement;

e.          The following rights and remedies (among others) to be available to Mortgagee upon the default under any Mortgage (although the Authority has no responsibility or obligation, to cause these rights and remedies to occur):

i.          To the extent permitted by applicable law, the foreclosure of the Mortgage pursuant to a power of sale, by judicial proceedings or other lawful means and the sale of AAF’s interest in the Property to the purchaser at the foreclosure sale and a subsequent sale or transfer of AAF’s interest in the Property by such purchaser if the purchaser is a Mortgagee or its nominee or designee; provided however, that the right of a Mortgagee to sell or transfer AAF’s interest in the Property will be subject to:

a.
the proposed transferee (unless it is the Mortgagee or its designee or nominee) entering into an agreement with the Authority, in form and substance satisfactory to the Authority in its sole discretion, wherein the transferee acquires the rights and assumes the obligations of AAF and agrees to perform and observe all of the obligations and covenants of AAF under this Agreement and provided such transferee has and presents evidence to the satisfaction of the Authority that such transferee has a net worth sufficient to meet the assumed obligations of AAF under this Agreement and, further, that before considered effective, such agreement shall be recorded in the Official Records of Orange County, Florida, and the cost of such recording and any associated documentary stamps shall be at the expense of the Mortgagee or the proposed transferee.;

b.
the proposed transfer, and subsequent operation of the Project, being permitted by applicable law and being permitted by the applicable rules and regulations of all entities having jurisdiction over the Project, including, but not limited to, the FRA; and

c.
the Authority’s reasonable determination that the proposed transferee (unless it is the Mortgagee or its designee or nominee) is capable of performing the obligations and covenants of AAF under this Agreement, which determination shall be based upon and take into account the following factors: (l) the financial strength and integrity of the proposed transferee, its direct or indirect beneficial owners, any proposed managers or operating partners and each of their respective affiliates; (2) the experience of the proposed transferee or any operator to be engaged by the proposed transferee in operating rail systems similar to the Project and performing other relevant projects; (3) the background and reputation of the proposed transferee, its direct or indirect beneficial owners, any proposed managers or operating partners, each of their respective officers, directors and employees and each of their respective affiliates (including the absence of criminal, civil or regulatory claims or actions against or initiated by any such person and the quality of any such person’s past or present performance on other projects).

ii.          The appointment of a receiver, irrespective of whether a Mortgagee accelerates the maturity of all indebtedness secured by the Mortgage;

iii.          The right of a Mortgagee or the receiver appointed under subparagraph (ii) above to take possession of the easement rights, to manage and operate the Project, to collect the income generated by the Project or the operation thereof and to cure any default under the Mortgage or any default by AAF under the Agreement; or

iv.          An assignment of AAF’s easement interest under the Agreement and to any deposit of cash, securities or other property of AAF to secure the performance of all obligations of AAF to the Mortgage, including, without limitation, the covenants, conditions and agreements contained in the Mortgage, in the premiums for or dividends upon any insurance provided for the benefit of any Mortgagee or required by the terms of the Agreement, as well as in all refunds or rebates of taxes or assessments upon or other charges against the Property, whether paid or to be paid;

f.          If the ownership of the fee to the Property and easement interests provided for herein should become vested in the same person or entity, then as long as the Mortgage shall remain outstanding, at Mortgagee’s option, such occurrence shall not result in a merger of title. Rather, this Agreement and the Mortgage lien recorded against such easement rights shall remain in full force and effect; and

g.          The Mortgage may be assigned by Mortgagee in accordance with its terms provided the assignment contains the assignee’s acknowledgment that it is bound by the provisions herein and promptly after an assignment written notice will be provided to the Authority, and the assignee will provide the Authority with a true and complete copy of such assignment, and such assignee’s contact information for notice purposes.

During any period in which the Mortgagee itself or by an agent or a receiver or a receiver and manager is the owner, or is in control or possession of, AAF’s interest in the Property, it shall be bound by all liabilities and obligations of AAF accruing under this Agreement during such period. Once the Mortgagee goes out of possession or control of AAF’s interest in the Property or transfers AAF’s interest in the Property to another person in accordance with the provisions of this Agreement, the Mortgagee shall cease to be responsible for any of AAF’s obligations under this Agreement accruing thereafter, and to the extent assumed by any transferee or any other person reasonably acceptable to the Authority, for any of AAF’s obligations under this Agreement accrued during the period in which the Mortgagee itself or by an agent or a receiver and manager was the owner, or was in control or possession of, AAF’s interest in the Property, and shall cease to be entitled to any of AAF’s rights and benefits contained in this Agreement, except, if the Mortgage remains outstanding, by way of security.

28.           NEW EASEMENT AFTER TERMINATION. If this Agreement is terminated for any reason or is extinguished for any reason (including without limitation a rejection of this Agreement in a bankruptcy or other insolvency proceeding), the Mortgagee may elect to demand a new agreement granting the Easement in and to the Property granted by this Agreement (the “New Agreement”) by written notice to the Authority within thirty (30) days after such termination. The Authority agrees, if there are outstanding obligations of AAF to the Mortgagee, to enter into a New Agreement with the Mortgagee (or its designee or nominee; provided that such designee or nominee either is controlled by the Mortgagee or meets the requirements of Section 27(e)(i)(a) (b) and (c)) for the remainder of the Term of this Agreement upon all of the covenants, agreements, terms, provisions and limitations of this Agreement, effective as of the date of such termination. The Authority’s obligation to enter into a New Agreement pursuant to the preceding sentence is subject to the following requirements, conditions, and provisions:

a.          The New Agreement shall be for the remainder of the Term of the Agreement, effective on the date of termination, and shall contain the same covenants, agreements, conditions, provisions, restrictions and limitations as are then contained in the Agreement.

b.          The New Agreement shall be executed by the parties and recorded in the in the Official Records of Orange County, Florida within thirty (30) days after receipt by the Authority of notice of Mortgagee’s or such other acquiring person’s election to enter into a New Agreement.

c.          Any New Agreement and the easement interest created thereby shall, subject to the same conditions contained in the Agreement, continue to maintain the same priority as the Agreement with regard to any Mortgage or any other lien, charge or encumbrance affecting the Property. Concurrently with the execution, delivery and recording of the New Agreement in the Official Records of Orange County, Florida, the Authority shall assign to the Mortgagee or easement holder named therein all of its right, title and interest in and to moneys, if any, then held by or payable by the Authority under the Agreement to which AAF would have been entitled to receive but for the termination of the Agreement.

d.          If AAF refuses to surrender possession of its easement rights to the Property, the Authority shall, at the request of Mortgagee or such other acquiring person, institute and pursue diligently to conclusion the appropriate legal remedy or remedies to oust or remove AAF and all other occupants who are not authorized to remain in possession hereunder to the extent the Authority has the right to do so under the Agreement and applicable law. Any such action taken by the Authority at the request of Mortgagee or such other acquiring person shall be at Mortgagee’s or such other acquiring person’s sole expense which shall be paid in advance on a retainer basis with the retainer to be replenished, in advance, as needed from time to time.

The provisions of this Section 28 shall survive the expiration or earlier termination of this Agreement.

29.           GRANTOR’S LIENS. In order to facilitate a Mortgage as well as other financing by AAF for trade fixtures and equipment, the Authority hereby waives and releases any statutory, constitutional, and/or contractual liens against the assets or property of AAF. Although such waiver and release is hereby deemed to be automatic and self-executing, the Authority agrees to execute and deliver to AAF within thirty (30) days following request therefor such waivers and confirmations as AAF may request to evidence the foregoing waiver and release, as well as consents to assignment that may be reasonably requested, provided same shall not: (i) obligate the Authority in any manner not contained in this Agreement, (ii) contain any representations, warranties or indemnifications by the Authority not contained in this Agreement, and (iii) contain any remedy against the Authority not contained in this Agreement. Nothing herein shall obligate the Authority to consent to service of process in connection with any legal proceeding brought outside of Orange County, Florida or outside the State of Florida (or the commencement or prosecution of any legal proceeding brought outside of Orange County, Florida or outside the State of Florida) or enter into any agreement not governed by Florida law.

30.           CONCESSIONS. As ancillary and incidental uses in the operation of the Project, AAF, without the Authority’s consent, may enter into concession and similar agreements for food and beverage service, Wi-Fi service, cellular access and any such other various services as set forth in Exhibit “C” hereto exclusively for the benefit of Project Passengers and AAF’s Project crew and contractors/vendors engaged in the construction, operation, or maintenance of the Project. AAF, from time to time, may request the Authority’s consent to provide other services to Project Passengers that are not set forth in this Section 30 or in Exhibit “C”, which consent will not be unreasonably withheld but which shall be subject to the issuance of an opinion of the Authority’s Bond Counsel (the expense of which will be borne by AAF with each such request) that the same does not adversely affect the exclusion from gross income for federal income tax purposes of interest on the Authority’s then outstanding bonds.

31.           REPRESENTATIONS.

a.          AAF warrants, represents and covenants that:

i.          AAF is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to conduct business in the State.

ii.          AAF has full power and authority to enter into this Agreement and to comply with the provisions of this Agreement.

iii.         This Agreement has been duly authorized, executed and delivered by AAF and constitutes a valid and legally binding obligation of AAF, enforceable against AAF in accordance with the terms hereof.

iv.         No consent is required to be obtained by AAF from, and no notice or filing is required to be given by AAF to or made by AAF with, any person (including any Governmental Authority) in connection with the execution, delivery and performance by AAF of this Agreement. The foregoing does not apply to the necessary licenses, permits, and other approvals to be applied for by AAF in connection with the Project.

v.          AAF currently is not the subject of bankruptcy, insolvency, or reorganization proceedings and is not in material default of, or otherwise subject to, any agreement or any law, administrative regulation, judgment, decree, note, resolution, charter or ordinance which would currently restrain or enjoin it from entering into, or complying with, this Agreement, in any material respect.

vi.         There is no material action, suit, proceeding, inquiry or investigation, at law or in equity, before any court or public body, pending or, to the best of AAF’s knowledge, threatened, which seeks to restrain or enjoin AAF from entering into or complying with this Agreement.

vii.        The execution, delivery, and performance of this Agreement will not conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, bank loan, credit agreement, or other agreement or contract of any kind or nature to which AAF is a party or by which AAF may be bound.

viii.       AAF, as of the Effective Date, has a net worth and will take all steps and actions to enable it to maintain a net worth throughout the Term of this Agreement sufficient to meet its obligations hereunder (it being understood that this representation is a material consideration for the Authority entering into this Agreement).

ix.         AAF has obtained or reasonably expects that it will obtain all required permits for the construction and operation of the Project on the Property and is not aware of any circumstance presently existing that would materially adversely affect AAF from obtaining any such permits.

b.          The Authority warrants, represents and covenants that:

i.          The Authority has the power and authority to enter into this Agreement and to do all acts and things and execute and deliver all other documents as are required hereunder to be done, observed or performed by it in accordance with the terms hereof. The Authority has approved the execution and delivery of this Agreement and authorized the performance of its obligations hereunder.

ii.          This Agreement has been duly authorized, executed and delivered by the Authority and constitutes a valid and legally binding obligation of the Authority, enforceable against the Authority in accordance with the terms hereof.

iii.         No consent is required to be obtained by the Authority from, and no notice or filing is required to be given by the Authority to or made by the Authority with, any person (including any Governmental Authority) in connection with the execution, delivery and performance by the Authority of this Agreement which has not been obtained.

iv.         To the Authority’s Actual Knowledge on the Effective Date, it has no knowledge of any action, suit or proceeding, at law or in equity, or before or by any governmental authority, pending against the Authority as of the Effective Date which would (a) have a material adverse effect on the Property or (b) materially affect the validity or enforceability of this Agreement.

v.          To the Authority’s Actual Knowledge on the Effective Date, it has no knowledge of any pending or threatened claims against the Authority as of the Effective Date arising out of hazardous substances the outcome of which could have a material adverse effect on the Property or this Agreement. The Authority has no duty to supplement this representation at any time (but this does not modify the agreement of the Parties regarding hazardous materials existing as of the Effective Date as set forth in Section 22 above).

vi.         As of the Effective Date, the Authority is not the subject of bankruptcy, insolvency, or reorganization proceedings and is not in material default of, or otherwise subject to, any agreement or any law, administrative regulation, judgment, decree, note, resolution, charter or ordinance which would currently restrain or enjoin it from entering into, or complying with, this Agreement, in any material respect.

The phrase “Authority’s Actual Knowledge,” shall be deemed to refer exclusively to matters within the actual knowledge of the persons serving as the Authority’s Executive Director as of the Effective Date with respect to Subsection 31 .b.iv and, only with respect to Section 22 and Subsection 31.b.v, the Authority’s Deputy Executive Director (responsible for engineering, operations, construction and maintenance of the Authority’s System) as of the Effective Date (the “Authority’s Knowledge Individuals”), who have no obligation to engage in any independent due diligence, investigation or inquiry with respect to any of the representations and warranties contained in this Agreement. Without limiting the foregoing, AAF acknowledges that the Authority’s Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of the Authority, or to make any inquiry of any persons, to take any other actions in connection with the representations and warranties of the Authority set forth in this Agreement, or to supplement the applicable representations at any time and that the Authority’s Knowledge Individuals shall have no personal liability with regard to the representations and warranties contained in this Agreement.

32.           MISCELLANEOUS.

a.          AAF acknowledges that it has reviewed this Agreement, is familiar with its terms, and has adequate opportunity to review this Agreement with legal counsel of AAF’s choosing. AAF has entered this Agreement freely and voluntarily. The Authority acknowledges that it has reviewed this Agreement, is familiar with its terms, and has adequate opportunity to review this Agreement with legal counsel of the Authority’s choosing. The Authority has entered this Agreement freely and voluntarily. This Agreement contains the complete understanding of the Parties with respect to the subject matter of this Agreement. All prior understandings and agreements, oral or written, made between the Parties are merged in this Agreement, which alone, fully and completely expresses the agreement between the Authority and AAF with respect to the terms of this Agreement. No modification, waiver, or amendment of this Agreement or any of its conditions or provisions shall be binding upon the Authority or AAF unless in writing and signed by both Parties.

b.          By execution of the Agreement, AAF represents that it has not paid and, also, agrees not to pay, any bonus or commission for the purpose of the easement contemplated by this Agreement in violation of applicable law.

c.          AAF understands and agrees that except as otherwise expressly set forth in this Agreement, this easement is absolutely net to the Authority so that AAF shall be responsible for all costs and expenses as to operating, maintenance, repair, taxes, insurance, assessments, governmental charges, electricity, lighting, power, gas, water, telephone, or any other utility or service used by AAF on the Property for the Project. The Authority is responsible for any such utility bills for the Road Improvements and for installations of the Authority that may be located on the Property.

d.          Nothing in this Agreement or in any documents executed pursuant to the terms of this Agreement shall be construed as a waiver or attempted waiver by the Authority of its sovereign immunity in tort under the Constitution and laws of the State of Florida.

e.          This Agreement is governed by the laws of the State of Florida, and any applicable laws of the United States of America. Venue for any action arising under this Agreement shall exclusively be in Orange County, Florida.

f.          If any term or provision of this Agreement is found to be invalid, illegal, or unenforceable, the remainder of this Agreement will remain in full force and effect. The Authority and AAF shall endeavor in good-faith negotiations to replace the invalid, illegal, or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal, or unenforceable provision.

g.          AAF shall be in full compliance with this Agreement and all applicable federal, state, and local laws, rules, or regulations in effect now or in the future, and applicable judicial or administrative decisions having the effect of law, of any governmental authority having jurisdiction over the Property. If any governmental entity with jurisdiction over AAF, other than the Authority, renders an administrative decision or has rendered in its favor a judicial decision having the effect of law, that AAF’s operation on the Property is out of compliance with its applicable laws, rules, or regulations, such noncompliance will constitute a default under this Agreement (subject to applicable notice and cure periods, and subject to AAF’s right to contest and/or appeal any such decision).

h.          AAF shall allow public access to all documents, papers, letters or other materials, made or received by AAF in connection with this Agreement and the easement rights to the Property, to the extent such access is required because such documents, papers, letters or other materials are subject to the provisions of s. 24(a) of the State Constitution or Chapter 119, F.S.

i.          The headings used herein are for convenience of reference only and shall not constitute a part hereof or affect the construction or interpretation hereof.

j.          All vehicles required by AAF to service, supply, inspect, or otherwise conduct its operations, including vehicles operated by employees or suppliers and distributors, commuting to and from the Property shall pay such tolls on the Authority’s System as are of general applicability to the public.

k.          No affixed, third-party advertising signs of any kind are permitted on the Property. Signs affixed to the train, signs advertising the Project and facilities and services provided as part of the Project, as well as construction and similar financing signs, shall not be deemed to violate this paragraph, however no signs may be affixed to the Property except in compliance with the provisions of chapter 479, Florida Statutes as applicable.

l.          AAF agrees and warrants that in the performance of this Agreement, it will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, sex, religion, or national origin in any manner prohibited by the laws of the United States or the State of Florida applicable to AAF. The Authority shall consider AAF’s knowing employment of unauthorized aliens in violation of Section 274(e) of the Immigration and Nationalization Act to be a default under this Agreement.

m.         This Agreement shall not create any third party beneficiary under this Agreement, nor shall this Agreement authorize anyone not a party to this Agreement to maintain a suit against the Authority or AAF pursuant to the terms of this Agreement.

n.         All Exhibits attached to this Agreement are incorporated in this Agreement.

o.          All notices, demands, or other writing required to be given, made, or sent, or which may be given, made, or sent, by either party to the other, shall be deemed to have been fully given, made, or sent when made in writing and either personally delivered by hand, overnight courier, or deposited in the United States mail, registered certified and postage prepaid, and sent to the following:

To Authority:

Central Florida Expressway Authority
4974 ORL Tower Road
Orlando, Florida 32807
Attention: Laura Kelley
Executive Director

With a copy to:

Central Florida Expressway Authority
4974 ORL Tower Road
Orlando, Florida 32807
Attention: Joe Passiatore, Esq.
General Counsel

To AAF:

All Aboard Florida – Operations LLC
2855 Le Jeune Road, 4th Floor
Coral Gables, FL 33134
Attention: P. Michael Reininger

With copies to:

All Aboard Florida – Operations LLC
2855 Le Jeune Road, 4th Floor, Coral Gables, FL 33134
Attention: Kolleen O. P. Cobb

Akerman Senterfitt
350 East Las Olas Boulevard, Suite 1600, Fort Lauderdale, FL 33301
Attention: Eric D. Rapkin

p.          This Agreement may be executed in two or more counterparts and duplicate originals which have been signed and delivered by each of the Parties (a party may execute a copy of this Agreement and deliver it by e-mail transmission; provided, however, that any such party shall promptly deliver an original signed copy of this Agreement).

q.          Each of the Parties shall, from time to time, upon thirty (30) days’ written request, provide to the requesting party or any other person identified by the requesting party with an estoppel certificate stating whether the other party is in default hereunder, whether this Agreement is in full force and effect, whether this Agreement has been modified, and containing such other certifications as may be reasonably requested.

r.          AAF shall have access to the Property 24 hours per day, 7 days per week, 365 days per year.

s.          This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Unless required by law or government rule or regulation, the Authority will not convey fee title to any portion of the Property to any other person not a unit of the executive branch of the government of the State of Florida.

t.          This Agreement may be recorded in any public records.

u.          The provisions of subsections d, e, h, and m of this Section 32 shall survive the expiration or earlier termination of this Agreement.

33.           FORCE MAJEURE EVENTS. Notwithstanding anything to the contrary contained in this Agreement, should any fire or other casualty, act of nature, earthquake, flood, hurricane, lightning, tornado, epidemic, landslide, war, terrorism, riot, civil commotion, general unavailability of materials, strike, slowdown, labor dispute, governmental laws or regulations, delays caused by the other party to this Agreement, or other occurrence beyond AAF’s or the Authority’s control (“Force Majeure Event”) prevent performance of this Agreement in accordance with its provisions, provided that such event does not arise by reason of the negligence or misconduct of the performing party, performance of this Agreement by either party shall be suspended or excused to the extent commensurate with such occurrence.

34.           REASONABLENESS. Unless this Agreement specifically provides for the granting of consent or approval at a party’s sole discretion, then consents and approvals which may be given or requested by a party under this Agreement shall not (whether or not so indicated elsewhere in this Agreement) be unreasonably withheld or conditioned by such party and shall be given or denied within the time period provided, and if no such time period has been provided, within a reasonable time. Upon disapproval of any request for a consent or approval, the disapproving party shall, together with notice of such disapproval, submit to the requesting party a written statement setting forth with specificity its reasons for such disapproval. When this Agreement specifically provides for the granting of consent or approval at a party’s sole discretion, the consent or approval may be granted or withheld in the party’s sole, absolute and unfettered discretion without regard to any standard, including but not by way of limitation, any standard of reasonableness.

35.           EXCLUSIVE PASSENGER RAIL USE. Notwithstanding the rights expressly reserved to the Authority in this Agreement in connection with the Authority’s use of the Property, in no event shall the Authority enter into any other easement or agreement for (a) all or any part of the Property which would expressly allow or permit any such property to be utilized for purposes of providing Intercity Passenger Rail Service between Orlando and any point(s) in Palm Beach County, Broward County, and/or Miami-Dade County, or (b) except as otherwise required by law or act of the Legislature, any other portion of the right-of-way owned by the Authority, or any other Authority property which would expressly allow or permit any such property to be utilized for purposes of providing Intercity Passenger Rail Service between Orlando and any point(s) in Palm Beach County, Broward County, and/or Miami-Dade County. This restriction shall not be construed to prohibit the Authority from allowing the establishment of any passenger rail service (including commuter service) that does not connect Orlando to any points in Palm Beach County, Broward County, and/or Miami-Dade County. The covenants of the Authority expressed in this section shall not be construed to restrict the use by a third party of any property other than the Property that is currently owned by the Authority, but which hereafter is sold, transferred, or otherwise conveyed by the Authority to a third party under applicable provisions of law permitting the sale and transfer of property which the Authority determines is not needed for a transportation facility. A determination by a court or other governmental agency with jurisdiction over the subject matter that the covenants of the Authority expressed in this section are: (i) wholly or partially void or unenforceable; (ii) otherwise in excess of the Authority’s statutory authority; or (iii) otherwise not controlling on the State of Florida, the Authority, or its successors, shall not constitute an Event of Default by the Authority and neither the State nor the Authority shall have any liability to AAF, any Mortgagee, or any other person as a result thereof.

[Signature follow on the next page.]

The Parties have executed this Agreement effective as of the Effective Date.

AUTHORITY

Central Florida Expressway Authority,
a body corporate and politic and an agency of the State of Florida

Witnesses:

By:	/s/ Welton Cadwell, Jr., Chairman
Welton Cadwell, Jr., Chairman

/s/ [ILLEGIBLE]
Print Name:	[ILLEGIBLE]

Legal Review by Mateer & Harbert P.A. as	/s/ James R. Lussier
Right-of-Way Counsel to the Authority, acting	Print Name:	James R. Lussier
upon direction of the Authority’s General Counsel,
for the sole use and reliance of the Authority and its Board:

STATE OF FLORIDA	)
)ss:
COUNTY OF LAKE	)

The foregoing instrument was acknowledged before me this 18h day of December, 2015, by Welton Cadwell, as Chairman of the Central Florida Expressway Authority, a body corporate and politic and an agency of the State of Florida, on behalf of the Central Florida Expressway Authority. He is personally known to me.

JAMES R. LUSSIER
FLORIDA NOTARY ASSOCIATION	NOTARY PUBLIC
SINCE 1978	STATE OF FLORIDA	/s/ James R. Lussier
	Comm # FF178459	Notary Public
	Expires 12/19/2018	Print name:	James R. Lussier

My commission expires:

AAF

All Aboard Florida – Operations LLC,
a Delaware limited liability company

Witnesses:
By:	/s/ Kolleen Cobb
	Kolleen Cobb, Vice President	/s/ Jessica Alvarez
		Print Name:	Jessica Alvarez

/s/ Veronica Vangas
Print Name:	Veronica Vangas

STATE OF FLORIDA	)
) ss:
COUNTY OF MIAMI-DADE	)

The foregoing instrument was acknowledged before me this 17th day of December, 2015, by Kolleen Cobb, as Vice President of All Aboard Florida – Operations LLC, a Delaware limited liability company, on behalf of the limited liability company. She is personally known to me or produced a valid driver’s license as identification.

JESSICA ALVAREZ
NOTARY PUBLIC	MY COMMISSION # FF 030333
STATE OF FLORIDA	EXPIRES: October 23, 2017	/s/ Jessica Alvarez
	Bonded Thru Notary Public Underwriters	Notary Public
Print name:

My commission expires: